UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.     )

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☐	Soliciting Material Pursuant to §240.14a-12

Textron Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING

To the Shareholders of Textron Inc.:

The 2013 annual meeting of shareholders of Textron Inc. will be held on Wednesday, April 24, 2013, at 11:00 a.m. at the Providence Biltmore Hotel, 11 Dorrance Street, Providence, Rhode Island for the following purposes:

1.   To elect the eleven director nominees named in the proxy statement to hold office until the next annual shareholders’ meeting;

2.   To approve Textron’s executive compensation on an advisory basis;

3.   To ratify the appointment by the Audit Committee of Ernst & Young LLP as Textron’s independent registered public accounting firm for 2013;

4.   If properly presented at the meeting, to consider and act upon a shareholder proposal set forth at page 52 in the accompanying proxy statement, which is opposed by the Board of Directors; and

5.  To transact any other business as may properly come before the meeting or any adjournment or postponement of the meeting.

You are entitled to vote all shares of common stock registered in your name at the close of business on March 1, 2013. If your shares are held in the name of your broker or bank and you wish to attend the meeting in person and vote your shares, your broker or bank must issue to you a proxy covering your shares.

Whether or not you plan to attend the meeting, we urge you to complete, sign and date the enclosed proxy card and return it in the accompanying postage-paid envelope as soon as possible so that your shares may be represented at the meeting. Shareholders of record also have the option of voting their shares via the Internet or by using a toll-free telephone number. Instructions on how to vote either via the Internet or by telephone are included on the proxy card.

A list of shareholders entitled to vote at the 2013 annual meeting will be open to examination by any shareholder, for any purpose germane to the meeting, for ten days prior to the meeting, at Textron’s principal executive office, 40 Westminster Street, Providence, Rhode Island 02903.

By order of the Board of Directors,

E. Robert Lupone

Executive Vice President,

General Counsel and Secretary

Providence, Rhode Island

March 8, 2013

YOUR VOTE IS IMPORTANT

UNDER RECENT RULE CHANGES, BROKERS ARE NOT PERMITTED TO VOTE ON THE ELECTION OF DIRECTORS OR ON CERTAIN OTHER PROPOSALS WITHOUT INSTRUCTIONS FROM THE BENEFICIAL OWNER. THEREFORE, IF YOUR SHARES ARE HELD IN THE NAME OF YOUR BROKER OR BANK, IT IS IMPORTANT THAT YOU VOTE. WE ENCOURAGE YOU TO VOTE PROMPTLY, EVEN IF YOU INTEND TO ATTEND THE ANNUAL MEETING.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 24, 2013:

The Company’s Proxy Statement for the 2013 Annual Meeting of Shareholders, the Annual Report to Shareholders for the fiscal year ended December 29, 2012 and the Company’s Annual Report on Form 10-K for the fiscal year ended December 29, 2012 are available at www.textron.com under “Investor Relations — Annual Report & Proxy Materials”. The Company will provide by mail, without charge, a copy of its Annual Report on Form 10-K, at the request of registered shareholders. Please direct all inquiries to the Company at (401) 457-2353 or by submitting a written request to the Secretary at Textron Inc., 40 Westminster Street, Providence, Rhode Island 02903.

TEXTRON INC.

PROXY STATEMENT

General

This proxy statement, which is being mailed on or about March 8, 2013, to each person entitled to receive the accompanying notice of annual meeting, is furnished in connection with the solicitation by the Board of Directors of Textron Inc. of proxies to be voted at the annual meeting of shareholders to be held on April 24, 2013, at 11:00 a.m., and at any adjournments or postponements thereof. Textron’s principal executive office is located at 40 Westminster Street, Providence, Rhode Island 02903.

Shareholders Who May Vote

All shareholders of record at the close of business on March 1, 2013 will be entitled to vote. As of March 1, 2013, Textron had outstanding 272,319,709 shares of common stock, each of which is entitled to one vote with respect to each matter to be voted upon at the meeting. Proxies are solicited to give all shareholders who are entitled to vote on the matters that come before the meeting the opportunity to do so whether or not they attend the meeting in person.

Voting

All shareholders may vote by mail. Shareholders of record may also vote via the Internet or by using the toll-free telephone number listed on the proxy card. Internet and telephone voting information is provided on the proxy card. A control number, located on the lower right portion of the proxy card, is designated to verify a shareholder’s identity and allow the shareholder to vote the shares and confirm that the voting instructions have been recorded properly. If you vote via the Internet or by telephone, please do not return a signed proxy card. Shareholders who hold their shares through a bank or broker can vote via the Internet or by telephone if these options are offered by the bank or broker.

If voting by mail, please complete, sign, date and return your proxy card enclosed with the proxy statement in the accompanying postage-paid envelope. You can specify how you want your shares voted on each proposal by marking the appropriate boxes on the proxy card. If your proxy card is signed and returned without specifying a vote or an abstention on any proposal, it will be voted according to the recommendation of the Board of Directors on that proposal. That recommendation is shown for each proposal on the proxy card.

You also may vote in person at the meeting. If your shares are held in the name of your broker or bank and you wish to vote in person at the meeting, you must request your broker or bank to issue you a proxy covering your shares.

Savings Plan Participants

If you are a participant in a Textron savings plan with a Textron stock fund as an investment option, the accompanying proxy card shows the number of shares allocated to your account under the plan. When you vote via the Internet or by telephone, or your proxy card is returned properly signed, the plan trustee will vote your proportionate interest in the plan shares in the manner you direct, or if you vote by mail and make no direction, in proportion to directions received from the other plan participants (except for any shares allocated to your Tax Credit Account under the Textron Savings Plan, which will be voted only as you direct). All directions will be held in confidence.

Changing or Revoking a Proxy

Whether voting by mail, via the Internet or by telephone, if you are a shareholder of record you may change or revoke your proxy at any time before it is voted by submitting a new proxy with a later date, voting via the Internet or by telephone at a later time, delivering a written notice of revocation to Textron’s secretary, or voting in person at the meeting. If your shares are held in the name of your broker or bank, you may change or revoke your voting instructions by contacting the bank or brokerage firm or other nominee holding the shares or by obtaining a legal proxy from such institution and voting in person at the annual meeting.

Required Vote

A quorum is required to conduct business at the meeting. A quorum requires the presence, in person or by proxy, of the holders of a majority of the issued and outstanding shares entitled to vote at the meeting. Abstentions and broker “non-votes” are counted as present and entitled to vote for purposes of determining a quorum. A broker non-vote occurs when you fail to provide voting instructions to your broker for shares owned by you but held in the name of your broker and your broker does not have authority to vote without instructions from you. Under those circumstances, your broker may be authorized to vote for you without your instructions on routine matters but is prohibited from voting without your instructions on non-routine matters. The ratification of independent public accountants is a routine matter on which your broker may vote your shares without your instructions. Non-routine matters include the election of directors, the advisory vote to approve Textron’s executive compensation and the shareholder proposal. Those items for which your broker cannot vote result in broker non-votes.

Election of each of the nominees for director requires a vote of the majority of the votes cast at the meeting, which means that the number of shares voted “for” a nominee for director must exceed the number of shares voted “against” that nominee. Abstentions and broker non-votes are not counted for this purpose and will have no effect on the outcome of the election.

Approval of all other matters to be voted on at the meeting requires the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote on the matter. Abstentions will have the same effect as votes “against” the proposal, and broker non-votes (when applicable) will have no effect on the outcome of the vote.

Costs of Proxy Solicitation

Textron pays the cost of this solicitation of proxies. Textron will request that persons who hold shares for others, such as banks and brokers, solicit the owners of those shares and will reimburse them for their reasonable out-of-pocket expenses for those solicitations. In addition to solicitation by mail, Textron employees may solicit proxies by telephone, by electronic means and in person, without additional compensation for these services. Textron has hired Alliance Advisors, LLC of Bloomfield, New Jersey, a proxy solicitation organization, to assist in this solicitation process for a fee of $15,000, plus reasonable out-of-pocket expenses.

Confidential Voting Policy

Under Textron’s policy on confidential voting, individual votes of shareholders are kept confidential from Textron’s directors, officers and employees, except for certain specific and limited exceptions. Comments of shareholders written on proxies or ballots are transcribed and provided to Textron’s Secretary. Votes are counted by employees of American Stock Transfer & Trust Company, LLC (“AST”), Textron’s independent transfer agent and registrar, and certified by Inspectors of Election who are employees of AST.

Attending the Meeting

If your shares are held in the name of your bank or broker and you plan to attend the meeting, please bring proof of ownership with you to the meeting. A bank or brokerage account statement showing that you owned voting stock of Textron on March 1, 2013 is acceptable proof to obtain admittance to the meeting. If you are a shareholder of record, no proof of ownership is required. All shareholders or their proxies should be prepared to present government-issued photo identification upon request for admission to the meeting.

ELECTION OF DIRECTORS

At the 2013 annual meeting, eleven directors are to be elected to hold office until the 2014 annual meeting and until their successors have been elected and qualified. All eleven nominees are currently Textron directors. It is the intention of the persons named on the accompanying proxy card, unless otherwise instructed, to vote “For” each of the directors who have been nominated for election. If any director nominee is unable or unwilling to serve as a nominee at the time of the annual meeting, the persons named as proxies will vote for the balance of the nominees and may vote for a substitute nominee designated by the present Board. Information is furnished below with respect to each nominee for election. The Board of Directors recommends a vote “FOR” each of the director nominees (Items 1 – 01 through 1–11 on the proxy card).

Nominees for Director

Scott C. Donnelly	Director Since 2009
Mr. Donnelly, 51, is Chairman, President and Chief Executive Officer of Textron. Mr. Donnelly joined Textron in June 2008 as Executive Vice President and Chief Operating Officer and was promoted to President and Chief Operating Officer in January 2009. He was appointed to the Board of Directors in October 2009, became Chief Executive Officer of Textron in December 2009 and Chairman of the Board in September 2010. Previously, Mr. Donnelly was the President and CEO of General Electric Company’s Aviation business unit, a position he had held since July 2005. GE’s Aviation business unit is a leading maker of commercial and military jet engines and components as well as integrated digital, electric power and mechanical systems for aircraft. Prior to July 2005, Mr. Donnelly served as Senior Vice President of GE Global Research, one of the world’s largest and most diversified industrial research organizations with facilities in the U.S., India, China and Germany and held various other management positions since joining General Electric in 1989.

Kathleen M. Bader	Director Since 2004
Ms. Bader, 62, was President and Chief Executive Officer of NatureWorks LLC, which makes proprietary plastic resins and was formerly known as Cargill Dow LLC, until her retirement in January 2006. Formerly she was a Business President of a $4.2 billion plastics portfolio at the Dow Chemical Company, a diversified chemical company. She joined Dow in 1973 and held various management positions in Dow’s global and North American operations, before becoming Chairman, President and Chief Executive Officer of Cargill Dow LLC, at the time an equal joint venture between Dow and Cargill Incorporated, in February 2004. She assumed the position of President and Chief Executive Officer of NatureWorks in February 2005 following Cargill’s acquisition of Dow’s interest in Cargill Dow. In 2011, Ms. Bader became a director of Tyson Foods, Inc. She previously served as a director of Halliburton Company from 2007 to 2008 and served for seven years on President Bush’s Homeland Security Advisory Council.

R. Kerry Clark	Director Since 2003
Mr. Clark, 60, is the retired Chairman and Chief Executive Officer of Cardinal Health, Inc., a leading provider of services supporting the health care industry. He joined Cardinal Health in April 2006 as President and Chief Executive Officer, became Chairman in November 2007 and retired in September 2009. Prior to joining Cardinal Health he was Vice Chairman of the Board, P&G Family Health, and a director of The Procter and Gamble Company, which markets consumer products in over 140 countries, from 2002-2006. He joined Procter and Gamble in 1974 and served in various key executive positions before becoming Vice Chairman of the Board in 2002, and held that position until leaving the company in April 2006. Mr. Clark became a director of General Mills, Inc. in 2009 and a director of Avnet, Inc. in 2012 and is also a partner and director of Hauser Capital Partners LLC, an investment firm, and a director of Bausch & Lomb, Inc.

James T. Conway	Director Since 2011
Mr. Conway, 65, is a retired General in the United States Marine Corps who served as the 34th Commandant of the Marine Corps from 2006 through his retirement in 2010 and concurrently as a member of the Joint Chiefs of Staff. Prior to being named Commandant, Mr. Conway served as Director of Operations (J-3) on the Joint Chiefs of Staff. Among his previous postings were Commanding General of I Marine Expeditionary Force from 2002 through 2006, which involved two combat tours in Iraq, Commanding General of the 1st Marine Division, and President of the Marine Corps University.

Ivor J. Evans	Director Since 2003
Mr. Evans, 70, has been an Operating Partner at HCI Equity Partners (formerly, Thayer | Hidden Creek), a private equity firm, since April 2005. Mr. Evans served as Vice Chairman of Union Pacific Corporation, one of America’s leading transportation companies until his retirement in March 2005. He joined Union Pacific in 1998 as President and Chief Operating Officer of the Union Pacific Railroad, and became Vice Chairman in January 2004. From 1989 to 1998, he served in various executive positions at Emerson Electric Company, including Senior Vice President, Industrial Components and Equipment. Mr. Evans is a director of Meritor, Inc. (since 2005), Spirit AeroSystems (since 2005) and Roadrunner Transportation Systems, Inc. (since 2005). He previously served as a director of Cooper Industries, from 2003 to 2012.

Lawrence K. Fish	Director Since 1999
Mr. Fish, 68, is the retired Chairman and Chief Executive Officer of Citizens Financial Group, Inc., a multi-state bank holding company. He was named Chairman, President and Chief Executive Officer upon joining the bank in 1992 and held that position until relinquishing the title of President in 2005 and the title of Chief Executive Officer in 2007 and retiring in March 2009. Mr. Fish also serves as Chairman of the Board of Directors of Houghton Mifflin Harcourt (since 2010) and as a director of Tiffany & Co. (since 2008) and National Bank Holdings Corporation (since 2010).

Paul E. Gagné	Director Since 1995
Mr. Gagné, 66, is Chairman of Wajax Corporation, a leading Canadian distributor and support service provider of mobile equipment, industrial components and power systems, a position he has held since May 2006. He previously was President and Chief Executive Officer of Avenor Inc., a publicly-traded Canadian forest products company, serving in that capacity from 1991 until November 1997, when he left the company. In 1998, Mr. Gagné joined Kruger Inc., a Canadian privately held producer of paper and tissue, as a consultant in corporate strategic planning, serving in that capacity until December 2002. He has been on the Board of Wajax Corporation since 1996, and he is also a director of CAE Inc. (since 2006), and Inmet Mining Corporation (since 1996). In 2011, Mr. Gagné became a director of Ainsworth Lumber Co. Ltd. He also previously served as a director of Fraser Papers Inc. from 2005 through 2011.

Dain M. Hancock	Director Since 2005
Mr. Hancock, 71, was Executive Vice President of Lockheed Martin Corporation and President of Lockheed Martin’s Aeronautics Company until his retirement in January 2005. Lockheed Martin is principally engaged in the research, design, development, manufacture and integration of advanced technology systems, products and services. He joined Lockheed Martin in 1993 as Vice President when Lockheed acquired General Dynamics Corporation’s military aircraft business, with which Mr. Hancock began his industrial career. Mr. Hancock served in various key executive positions before becoming President of Lockheed Martin Tactical Aircraft Systems in 1995 and Executive Vice President of Lockheed Martin Corporation and President of the Aeronautics Company in 2000.

Lord Powell of Bayswater KCMG	Director Since 2001

Lord Powell, 71, previously served as Private Secretary and advisor on foreign affairs and defense to British Prime Ministers Margaret Thatcher and John Major from 1983 to 1991. He is a director of LVMH Moët Hennessy-Louis Vuitton (since 1996), Caterpillar Inc. (since 2000), Mandarin Oriental Hotel Group (since 1992), Schindler Holding Ltd. (since 2003), and Hong Kong Land Holdings Limited (since 2008) and was a director of Yell Group (from 2002-2009).

Lloyd G. Trotter	Director Since 2008
Mr. Trotter, 67, is a managing partner of GenNx 360 Capital Partners, a private equity buyout firm focused on industrial business-to-business companies. Mr. Trotter was Vice Chairman of General Electric Company, a diversified technology, media and financial services company, and President and Chief Executive Officer of GE Industrial, one of GE’s principal businesses, a role he assumed in 2006 and held until his retirement in February 2008. Mr. Trotter previously was Executive Vice President of Operations of GE and, from 2004 to 2006, he served as President and Chief Executive Officer of GE Consumer and Industrial, a role he assumed following the 2004 merger of GE’s Consumer Products, Industrial Systems and Supply businesses. He began his GE career in 1970 and held various production, technology and management positions in several GE businesses, before being named a GE Senior Vice President and President and Chief Executive Officer of Industrial Systems in 1998. Mr. Trotter also serves as a director of PepsiCo, Inc. (since 2008) and of Daimler A.G. (since 2009).

James L. Ziemer	Director Since 2007

Mr. Ziemer, 63, was the President and Chief Executive Officer and a director of Harley-Davidson, Inc. until his retirement in April 2009. Harley-Davidson, Inc. is the parent company for the group of companies doing business as Harley-Davidson Motor Company which design, manufacture and sell motorcycles and related parts and accessories, and Harley-Davidson Financial Services, which provides related financing and insurance. Mr. Ziemer had been a director of Harley-Davidson, Inc. since December 2004 and was named President and Chief Executive Officer in April 2005. He previously served as Vice President and Chief Financial Officer of Harley-Davidson from December 1990 to April 2005 and President of The Harley-Davidson Foundation, Inc. from 1993 to 2006. Mr. Ziemer is also a director of Thor Industries, Inc. (since 2010).

The Board of Directors

Experience, Qualifications, Attributes and Skills

The Board of Directors believes that the Board, as a whole, should possess a combination of skills, professional experience and diversity of backgrounds necessary to oversee the Company’s business. In addition, the Board believes that there are certain attributes that every director should possess, as reflected in the Board’s membership criteria. Accordingly, the Board and the Nominating and Corporate Governance Committee consider the qualifications of directors and director candidates individually and in the broader context of the Board’s overall composition and the Company’s current and future needs.

The Nominating and Corporate Governance Committee is responsible for developing and recommending criteria for director nominees to the Board for approval. All of our current Board members share certain qualifications and attributes consistent with these criteria, which are set forth in the Company’s Corporate Governance Guidelines and Policies and are summarized below under “Board Committees — Nominating and Corporate Governance Committee”. These criteria include possessing specific skills and experience aligned with Textron’s strategic direction and operating challenges and that complement the overall composition of the Board. In addition, each Board member has demonstrated core business competencies, including high achievement and a record of success. All of our Board members are enthusiastic about Textron and devote sufficient time to be fully engaged in their role as a Textron Board member. Finally, all of our directors, other than our current CEO, satisfy the independence standards established by the New York Stock Exchange.

As discussed below, Textron’s directors have experience with businesses that operate in industries in which Textron operates, such as the defense, aviation, manufacturing and finance industries, or that involve skills, such as marketing or product branding, that are integral to Textron’s operations. The following highlights the specific experience, qualifications, attributes and skills of our individual Board members that have led the Nominating and Corporate Governance Committee to conclude that these individuals should continue to serve on our Board:

•

Mr. Donnelly, Textron’s current Chairman, President and CEO, has significant experience, gained in a variety of positions at General Electric and Textron, in the aerospace and defense sector, innovation, manufacturing, sales and marketing, portfolio management, talent development and business processes. Mr. Donnelly brings to the Board first-hand, real-time experience in, and understanding of, Textron operations gained through his service with the Company as Chief Operating Officer and now Chairman, President and CEO.

•

Ms. Bader has significant experience in strategic planning and change management, acquired through her leadership roles at Dow Chemical Company and NatureWorks LLC; she has expertise in managing strategic business process implementation and its attendant cultural transformation within global industrial business environments. She also brings to Textron extensive experience in managing turnarounds, Six Sigma, customer loyalty and employee satisfaction and the expansion of international business.

•

Mr. Clark provides the Board with extensive expertise in establishing brand equity worldwide and extending strategic initiatives globally, developed through his 30-year career at Procter and Gamble, as well as leadership in enhancing customer service and advancing customer relationships. His experience as CEO of Cardinal Health provides additional insight and value in corporate governance, talent development, change management, marketing and business development.

•

Mr. Conway managed significant operating budgets and addressed complex operational and strategic issues in his roles as a senior Marine Corps officer and his positions as Commandant and as a member of the Joint Chiefs of Staff. Mr. Conway’s deep understanding of the U.S. military and broad knowledge of the defense industry and international security issues, combined with his demonstrated leadership and management skills, make him a valuable strategic advisor, especially with respect to our defense businesses.

•

Mr. Evans has extensive experience in several industries in which Textron operates, including the transportation and manufacturing industries. His considerable experience in restructuring and cost containment, developed through his work with Emerson and Union Pacific, contributes to the Board’s evaluation of the Company’s long-term strategic plans and actions to improve cost productivity. His work at HCI Equity Partners brings to the Textron Board valuable experience and insight in portfolio management, mergers and acquisitions, corporate finance and operations management.

•

Mr. Fish has significant experience in the highest levels of leadership in the financial sector and brings to Textron considerable expertise in banking and commercial finance, corporate governance, corporate finance and the domestic and international financial markets. This experience assists the Board in its oversight of the Company’s finance business and other financial matters of importance to the Company.

•

Mr. Gagné has significant executive management and financial management experience as well as expertise in corporate strategic planning and risk management, gained through his service and leadership roles in a number of business enterprises, including as CEO of Avenor Inc., a Canadian public company. Mr. Gagné provides Textron with a seasoned assessment of Canadian business opportunities and practices and other international business opportunities. He is also an “audit committee financial expert” under the criteria adopted by the Securities and Exchange Commission and brings to the Audit Committee exceptional experience and understanding in the auditing and accounting fields.

•

Mr. Hancock’s extensive expertise in driving and growing business within the highly competitive aerospace and defense arena, developed through his 39-year career at Lockheed Martin and General Dynamics, provides insight to the Board in overseeing Textron’s defense and aerospace businesses. He brings to Textron a deep understanding of working with the Department of Defense (i.e. program management, contracting, international defense markets), as well as aerospace manufacturing and general management.

•

Lord Powell has extensive international business and national security experience garnered through distinguished high-level government service and service in the private sector. He is an expert on many global regions where Textron does business and has keen insight into geopolitical considerations that affect Textron’s efforts to increase its worldwide footprint. He also has a deep understanding of two significant Textron markets: international defense industries and the requirements of governments for equipment and services and has developed significant experience in matters relevant to executive compensation.

•

Mr. Trotter has significant experience through his leadership roles within General Electric, a diversified company with a financial services component in a variety of fields of importance to Textron. He has broad expertise in building powerful brands worldwide, implementing world-class processes and developing talented people. He also has deep knowledge of manufacturing operations, supply chain management and the development of international business opportunities, each of which is important to Textron’s operations.

•	Mr. Ziemer provides the Board with extensive expertise in establishing brand equity worldwide and leadership in fostering outstanding customer satisfaction and loyalty, developed through his 40-year career at Harley-Davidson. Mr. Ziemer’s significant experience with the captive finance business model assists the Board in its oversight of our Textron Financial business, and he is an “audit committee financial expert” under the criteria adopted by the Securities and Exchange Commission.

Meetings and Organization

During 2012, the Board of Directors held six regular meetings and two special meetings. The Board has standing Audit, Nominating and Corporate Governance, and Organization and Compensation committees. Directors are expected to regularly attend Board meetings and meetings of committees on which they serve and also the annual meeting of shareholders. Each director attended at least 75% of the total number of Board and applicable committee meetings. All directors, except for Mr. Ziemer, attended the 2012 annual meeting of shareholders.

Corporate Governance

Textron’s Corporate Governance Guidelines and Policies, originally adopted in 1996 and most recently revised in September 2010, meet or exceed the listing standards adopted by the New York Stock Exchange and are posted on Textron’s website, www.textron.com, under “Investor Relations — Corporate Governance/Governance Guidelines and Policies,” and are also available in print upon request to Textron’s Secretary.

Code of Ethics

Textron’s Business Conduct Guidelines, originally adopted in 1979 and most recently revised in September 2010, are applicable to all employees of Textron including the principal executive officer, the principal financial officer and the principal accounting officer. The Business Conduct Guidelines are also applicable to directors with respect to their responsibilities as members of the Board of Directors. The Business Conduct Guidelines are posted on Textron’s website, www.textron.com, under “About Textron — Our Commitment/Code of Ethics,” and are also available in print upon request to Textron’s Secretary. We intend to post on our website, at the address specified above, any amendments to the Business Conduct Guidelines or the grant of a waiver from a provision of the Business Conduct Guidelines requiring disclosure under applicable Securities and Exchange Commission rules.

Director Independence

The Board of Directors has determined that Ms. Bader, Messrs. Clark, Conway, Evans, Fish, Gagné, Hancock, Trotter and Ziemer and Lord Powell, are independent, as defined under the listing standards of the New York Stock Exchange, based on the criteria set forth in the Textron Corporate Governance Guidelines and Policies which are posted on Textron’s website as described above. The Board previously determined that Joe T. Ford, who retired from the Board at the 2012 annual meeting, was also independent. In making its determination, the Board examined relationships between directors or their affiliates with Textron and its affiliates and determined that each such relationship did not impair the director’s independence. Specifically, the Board considered the fact that (i) in 2007, Mr. Ford’s company, Wooster Capital, LLC, purchased a 6.25% interest in a business jet from CitationAir (formerly CitationShares), a Textron company, as described under “Transactions with Related Persons” on page 48; (ii) in each of the years from 2009 through 2012, the Textron Charitable Trust made a $10,000 donation to Friends of Atlantic Partnership Inc., the sister organization to the Atlantic Partnership for which Lord Powell serves as Chairman; and (iii) in 2012, the Textron Charitable Trust made donations totalling $65,000 to the Injured Marine Semper Fi Fund on which Mr. Conway’s wife serves as Board Vice President, $50,000 of which was pursuant to a multi-year commitment made several years prior to Mr. Conway joining Textron’s Board. The Board determined that these donations have not compromised Lord Powell’s or Mr. Conway’s independence as a Textron director and that the agreement with Mr. Ford’s company did not compromise his independence as a Textron director.

Other Directorships

Textron’s Corporate Governance Guidelines and Policies limit the number of other public company boards on which non-management directors may serve to five in the case of a director who is not a public company chief executive officer and three in the case of a director who is a chief executive officer of a public company.

Leadership Structure

Historically, as reflected in Textron’s Corporate Governance Guidelines and Policies, the Board has determined that the practice of combining the positions of Chairman of the Board and Chief Executive Officer serves the best interests of Textron and its shareholders. This is because the Board believes that the CEO, with his extensive knowledge of the Company’s businesses and full time focus on the business affairs of the Company, makes a more effective Chairman than an independent director, especially given the size and multi-industry nature of the Company’s business. The Board has committed to review, at least once every two years, whether combining these positions serves the best interests of Textron and its shareholders.

The functions of the Board are carried out by the full Board, and when delegated, by the Board committees, with each director being a full and equal participant. The Board is committed to high standards of corporate governance and its Corporate Governance Guidelines and Policies were designed, in part, to ensure the independence of the Board and include a formal process for the evaluation of CEO performance by all non-management Board members. The evaluation is used by the Organization and Compensation Committee as a basis to recommend the compensation of the CEO. In addition, the Audit Committee, the Nominating and Corporate Governance Committee, and the Organization and Compensation Committee are composed entirely of independent directors. Each of these committees’ charters provides that the committee may seek the counsel of independent advisors and each routinely meets in an executive session without management present. The Board and each of its three principal committees perform an annual self-evaluation.

The independent directors annually designate a director from among the chairs of the Audit Committee, the Nominating and Corporate Governance Committee and the Organization and Compensation Committee to serve as Lead Director. The Lead Director is assigned clearly defined and expansive duties, including (i) presiding at all meetings of the Board at which the Chairman is not present, including all executive sessions of the Board, (ii) serving, when needed, as liaison between the CEO and the independent directors, (iii) identifying, together with the CEO, key strategic direction and operational issues upon which the Board’s annual core agenda is based, (iv) discussing agenda items and time allocated for agenda items with the CEO prior to each Board meeting, including the authority to make changes and approve the agenda for the meeting, (v) determining the type of information to be provided to the directors for each scheduled Board meeting, (vi) convening additional executive sessions of the Board, (vii) determining to meet with Textron shareholders, as appropriate, after consultation with the CEO and General Counsel, and (viii) such other functions as the Board may direct. Textron’s Corporate Governance Guidelines and Policies also require that the Board meet in executive session for independent directors without management present at each regularly scheduled Board meeting. Textron’s Lead Director presides at such sessions. Additional executive sessions may be convened at any time at the request of a director, and, in such event, the Lead Director presides. During 2012, the independent directors met in executive session without management present during six of the Board’s eight meetings. Currently, Mr. Ziemer serves as Lead Director. The Nominating and Corporate Governance Committee reassesses on an annual basis the continuing effectiveness of the role of Lead Director.

Risk Oversight

The Board oversees the Company’s enterprise risk management process. Management reviews the process, including identification of key risks and steps taken to address them, with the full Board on a periodic basis. These reviews occur at an annual dedicated risk management session and as part of the Board’s annual review of the Company’s strategy. Although the full Board is responsible for this oversight function, the Organization and Compensation Committee, the Nominating and Corporate Governance Committee and the Audit Committee assist the Board in discharging its oversight duties.

The Organization and Compensation Committee reviews risks related to the subject matters enumerated in its charter, including risks associated with the Company’s compensation programs, to provide incentive compensation arrangements for senior executives that do not encourage inappropriate risk taking. The Nominating and Corporate Governance Committee considers risks related to the subject matters for which it is responsible as identified in its charter, including risks associated with corporate governance. Similarly, the Audit Committee discusses with management and the independent auditor, as appropriate, (i) risks related to its duties and responsibilities as described in its charter, (ii) management’s policies and processes for risk assessment and risk management and (iii) in the period between the Board’s risk oversight reviews, management’s evaluation of the Company’s major risks and the steps management has taken or proposes to take to monitor and mitigate such risks.

Accordingly, while each of the three committees contributes to the risk management oversight function by assisting the Board in the manner outlined above, the Board itself remains responsible for the oversight of the Company’s risk management program.

Shareholder Communications to the Board

Shareholders or other interested parties wishing to communicate with the Board of Directors, the Lead Director, the non-management directors as a group or with any individual director may do so by calling (866) 698-6655 (toll-free) or (401) 457-2269, writing to Board of Directors at Textron Inc., 40 Westminster Street, Providence, Rhode Island 02903, or by e-mail to textrondirectors@textron.com. The telephone numbers and addresses are also listed on the Textron website. All communications received via the above methods will be sent to the Board of Directors, the Lead Director, the non-management directors or the specified director.

Compensation of Directors

During 2012, for their service on the Board, non-employee directors were paid an annual retainer of $215,000 ($100,000 of which must be deferred and paid in the form of stock units, as discussed below). The annual retainer is prorated for directors who join the Board during the year. Non-employee directors who served on the Executive Committee or one of the standing committees, other than the Audit Committee, received $1,500 for each committee meeting attended. Non-employee directors who served on the Audit Committee received $2,500 for each committee meeting attended. Textron reimburses each director for his or her expenses in attending Board or committee meetings. The chairmen of the Audit Committee, the Nominating and Corporate Governance Committee and the Organization and Compensation Committee received, respectively, an additional $15,000, $10,000 and $12,500, and the Lead Director an additional $15,000.

Textron maintains a Deferred Income Plan for Non-Employee Directors (the “Directors Deferred Income Plan”) under which they can defer all or part of their cash compensation until retirement from the Board. Deferrals are made either into an interest bearing account which bears interest at a monthly rate that is one-twelfth of the greater of 8% and the average for the month of the Moody’s Corporate Bond Yield Index, but in either case, not to exceed a monthly rate equal to 120% of the Applicable Federal Rate as provided under Section 1274(d) of the Internal Revenue Code, or into an account consisting of Textron stock units, which are equivalent in value to Textron common stock. Textron credits dividend equivalents to the stock unit account. Each year, directors are required to defer a minimum of $100,000 of their annual retainer into the stock unit account.

Textron sponsors a Directors Charitable Award Program that was closed to new participants in 2004. Under the program, Textron contributes up to $1,000,000 to the Textron Charitable Trust on behalf of each participating director upon his or her death, and the Trust donates 50% of that amount in accordance with the director’s recommendation among up to five charitable organizations. Payment of the contributions ultimately is recoverable from life insurance policies that Textron maintains on the lives of directors for this purpose. In 2012, Textron paid a total of $57,809 in premiums on the policies insuring our current directors. The directors do not receive any direct financial benefit from this program since the insurance proceeds and charitable deductions accrue solely to Textron. Non-employee directors also are eligible to participate in the Textron Matching Gift Program under which Textron will match contributions of directors and full-time employees to eligible charitable organizations at a 1:1 ratio up to a maximum of $7,500 per year.

During 2012, non-employee directors had access to personal use of Textron aircraft through a program operated by CitationAir. Under this program, non-employee directors reimbursed Textron per flight hour based upon the direct and indirect operating expenses of a Textron Citation X, multiplied by a ratio factor assigned to the various aircraft in the CitationAir fleet. This program has been discontinued, effective January 1, 2013, and non-employee directors will have access only to CitationAir’s standard charter program with no preferential availability or pricing.

Non-employee directors are eligible to receive awards granted under the Textron Inc. 2007 Long-Term Incentive Plan. Other than a one-time grant of restricted stock received upon joining the Board, they currently do not receive any such awards. This grant of restricted stock, in the amount of 2,000 shares, does not vest until the director has completed at least five years of Board service and all successive terms of Board service to which he or she is nominated and elected or in the event of death or disability or a change in control of Textron.

In order to align the financial interests of our directors with the interests of our shareholders, we require that our directors maintain a specified level of stock ownership equal to eight times the portion of their annual retainer payable in cash; toward this end, we require all non-employee directors to defer a minimum of $100,000 of their annual retainer into the stock unit account of the Directors Deferred Income Plan. All directors currently meet the stock ownership requirement which allows them to achieve the required level of ownership over time in the case of directors who have more recently joined the Board. We also have a stock retention policy restricting non-employee directors from transferring stock units or restricted stock while they serve on the Board. In addition, our directors are prohibited from pledging Textron securities as collateral for any loan or holding Textron securities in a margin account.

In December 2012, following a review of the non-employee directors’ compensation and benefits program by the Nominating and Corporate Governance Committee, on recommendation of the committee, the Board determined not to make any modifications to the program for 2013.

Employee directors do not receive fees or other compensation for their service on the Board or its committees.

Director Compensation Table

The following table provides 2012 compensation information for our directors other than Mr. Donnelly, whose compensation is reported in the Summary Compensation Table on page 33.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
Kathleen M. Bader	144,500	100,000	20,652	265,152
R. Kerry Clark	128,500	100,000	26,135	254,635
James T. Conway	144,500	100,000	2,500	247,000
Ivor J. Evans	144,500	100,000	25,122	269,622
Lawrence K. Fish	132,780	100,000	2,500	235,280
Joe T. Ford(4)	30,250	39,766	0	70,016
Paul E. Gagné	149,000	100,000	0	249,000
Dain M. Hancock	149,000	100,000	0	249,000
Lord Powell of Bayswater KCMG	144,000	100,000	0	244,000
Lloyd G. Trotter	128,500	100,000	0	228,500
James L. Ziemer	162,720	100,000	0	262,720

(1)	The fees disclosed in this column do not include $100,000 of annual retainer for each director (and a prorated amount for Mr. Ford) required to be deferred into the stock unit account under the Directors Deferred Income Plan.

(2)	The amounts in this column represent the grant date fair value, in accordance with financial accounting standards, of the portion of the director’s annual retainer deferred into the stock unit account under the Directors Deferred Income Plan. The grant date fair values have been determined based on the assumptions and methodologies set forth in Note 12 Share-Based Compensation in Textron’s Annual Report on Form 10-K for the fiscal year ended December 29, 2012.

(3)	The amounts in this column represent (i) the cost of life insurance premiums relating to the Directors Charitable Award Program described above for Ms. Bader, Mr. Clark and Mr. Evans; the premiums for Mr. Fish, Mr. Ford, Mr. Gagné and Lord Powell have been fully paid, and the other directors do not participate in the program because they joined the Board after the program was closed to new participants, (ii) the amount of matching contributions made by the Company on behalf of participating directors pursuant to the Textron Matching Gift Program, which was $7,500 for Ms. Bader, $6,600 for Mr. Clark, $2,500 for Mr. Conway, and $2,500 for Mr. Fish.

(4)	Mr. Ford retired from the Board in April 2012.

Board Committees

Executive Committee

Textron’s Board maintains an Executive Committee which has the power, between meetings of the Board of Directors, to exercise all of the powers of the full Board, except as specifically limited by Textron’s Amended and Restated By-Laws and Delaware law. Currently, Mr. Donnelly, Mr. Fish, Lord Powell and Mr. Ziemer comprise the Executive Committee which did not meet during 2012.

Audit Committee

The Audit Committee pursuant to its charter, as amended in December 2012, assists the Board of Directors with its oversight of (i) the integrity of Textron’s financial statements, (ii) Textron’s compliance with legal and regulatory requirements, (iii) the independent auditor’s qualifications and independence, and (iv) the performance of Textron’s internal audit function and independent auditor. The Audit Committee is directly responsible for the appointment, retention, compensation and oversight of Textron’s independent auditors. A copy of the charter is posted on Textron’s website, www.textron.com, under “Investor Relations — Corporate Governance/Board Committees and Charters,” and is also available in print upon request to Textron’s Secretary. The following six independent directors presently comprise the committee: Mr. Ziemer (Chairman), Ms. Bader, Mr. Conway, Mr. Evans, Mr. Gagné and Mr. Hancock. The Board has determined that each member of the committee is independent as independence is defined for audit committee members in the listing standards of the New York Stock Exchange. No member of the committee simultaneously serves on the audit committees of more than three public companies, except for Mr. Gagné who serves on three audit committees in addition to Textron’s. The Board of Directors has determined that Mr. Gagné’s service on four audit committees does not impair his ability to effectively serve on Textron’s Audit Committee. The Board of Directors has determined that Mr. Gagné and Mr. Ziemer each are “audit committee financial experts” under the criteria adopted by the Securities and Exchange Commission. During 2012, the committee met nine times and a subcommittee of the Audit Committee met once.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee pursuant to its charter, as amended in December 2012, (i) identifies individuals to become Board members, and recommends that the Board select the director nominees for the next annual meeting of shareholders, (ii) develops and recommends to the Board a set of corporate governance principles applicable to Textron, (iii) oversees the evaluation of the Board and its committees and (iv) makes recommendations on compensation of the Board of Directors. A copy of the committee’s charter is posted on Textron’s website, www.textron.com, under “Investor Relations — Corporate Governance/Board Committees and Charters,” and is also available in print upon request to Textron’s Secretary.

In making its recommendations on director nominees to the Board, the committee will consider suggestions regarding possible candidates from a variety of sources, including shareholders. Nominees suggested by shareholders will be communicated to the committee for consideration in the committee’s selection process. Shareholder-recommended candidates are evaluated using the same criteria used for other candidates. The committee also periodically retains a third-party search firm to assist in the identification and evaluation of candidates. Though the committee does not have a formal policy for considering diversity in identifying nominees for director, it seeks a variety of occupational and personal backgrounds on the Board in order to obtain a range of viewpoints and perspectives.

Textron’s Amended and Restated By-Laws contain a provision which imposes certain requirements upon nominations for directors made by shareholders at the annual meeting of shareholders or a special meeting of shareholders at which directors are to be elected. Shareholders wishing to nominate an individual for director at the annual meeting must submit timely notice of nomination within the time limits described below under the heading “Shareholder Proposals and Other Matters for 2014 Annual Meeting” on page 54, to the committee, c/o Textron’s Secretary, along with the information described in our By-Laws.

The committee annually reviews the Board of Directors’ composition, the appropriate size of the Board, the results of the review of the Board’s overall performance and the strategy of the Company to determine future requirements for Board members over the next year or two. All candidates are evaluated against those requirements and the criteria for membership to the Board set forth in the Corporate Governance Guidelines and Policies including: (i) exemplary personal ethics and integrity; (ii) specific skills and experience aligned with Textron’s strategic direction and operating challenges and that complement the overall composition of the Board; (iii) core business competencies of high achievement and a record of success; (iv) financial literacy and a history of making good business decisions and exposure to best practices; (v) interpersonal skills that maximize group dynamics, including respect for others; (vi) strong communications skills and confidence to ask tough questions; and (vii) enthusiasm for Textron and sufficient time to be fully engaged. The committee must also take into account our By-Laws which provide that no person shall be elected a director who has attained the age of 72. In addition, the Guidelines and Policies provide that no more than three of the Company’s directors will not be independent under the standards of the New York Stock Exchange. All recommendations of nominees to the Board by the committee are made solely on the basis of merit.

In making its recommendations on Board compensation, the committee annually reviews the director compensation and benefits program and consults with independent board compensation advisors, as appropriate.

The following six directors presently comprise the committee: Mr. Fish (Chairman), Ms. Bader, Mr. Clark, Mr. Conway, Mr. Evans and Mr. Trotter. The Board of Directors has determined that each member of the committee is independent under the New York Stock Exchange listing standards. During 2012, the committee met three times.

Organization and Compensation Committee

The Organization and Compensation Committee pursuant to its charter, as amended in December 2012, (i) approves compensation arrangements, including merit salary increases and any annual and long-term incentive compensation, with respect to the Chief Executive Officer and other executive officers of the Company; (ii) oversees and, where appropriate, approves compensation arrangements applicable to other corporate officers; (iii) amends any executive compensation plan or nonqualified deferred compensation plan of the Company and its subsidiaries to the same extent that the plan may be amended by the Board; (iv) administers the executive compensation plans and nonqualified deferred compensation plans of the Company and its subsidiaries; (v) approves the Chief Executive Officer’s and other executive officers’ responsibilities and performance against pre-established performance goals; and (vi) plans for the succession of the Company’s management. A copy of the committee’s charter is posted on Textron’s website, www.textron.com, under “Investor Relations — Corporate Governance/Board Committees and Charters,” and is also available in print upon request to Textron’s Secretary. See the Compensation Discussion and Analysis (CD&A), beginning on page 18 for more information on the committee’s processes and the role of management and consultants in determining the form and amount of executive compensation. The following five directors presently comprise the committee: Lord Powell (Chairman), Mr. Clark, Mr. Gagné, Mr. Hancock and Mr. Trotter. The Board of Directors has determined that each member of the committee is independent under the New York Stock Exchange listing standards. During 2012, the committee met six times.

Compensation Committee Interlocks and Insider Participation

The members of the Organization and Compensation Committee during fiscal year 2012 consisted of Lord Powell, who served as the Chairman, Mr. Clark, Mr. Gagné, Mr. Hancock and Mr. Trotter. No member of the Organization and Compensation Committee is or has been an executive officer or employee of Textron (or any of its subsidiaries), and no “compensation committee interlocks” existed during fiscal year 2012.

SECURITY OWNERSHIP

The following table sets forth information regarding the beneficial ownership of our common stock as of December 29, 2012, unless otherwise noted, by:

•	Each person or group known by us to own beneficially more than 5% of our common stock;

•	Each of our directors;

•	Each of our named executive officers, as defined under Securities and Exchange Commission rules (“NEOs”); and

•	All of our directors and executive officers as of 2012 year end as a group.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes any shares over which a person exercises sole or shared voting or investment power. Shares of common stock subject to options that are exercisable, or restricted stock units that will vest, within 60 days of December 29, 2012, and shares held for the executive officers by the trustee under the Textron Savings Plan, are considered outstanding and beneficially owned by the person holding the option or unit or participating in the Plan but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

Each stockholder listed below has sole voting and investment power with respect to the shares beneficially owned, except in those cases in which the voting or investment power is shared with the trustee or as otherwise noted.

Directors and Executive Officers	Number of Shares of Common Stock		Percent of Class
Kathleen M. Bader	19,407	(1)	*
John D. Butler	307,145	(2)(3)	*
R. Kerry Clark	7,000	(1)	*
Frank T. Connor	164,303	(2)(3)	*
James T. Conway	2,006	(1)	*
Scott C. Donnelly	541,095	(2)(3)	*
Ivor J. Evans	7,000	(1)	*
Lawrence K. Fish	39,000	(1)	*
Paul E. Gagné	5,195	(1)	*
Dain M. Hancock	2,139	(1)	*
Cheryl H. Johnson	4,071	(2)(3)	*
E. Robert Lupone	490	(3)	*
Lord Powell of Bayswater KCMG	2, 133	(1)	*
Lloyd G. Trotter	2,081	(1)	*
James L. Ziemer	2,122	(1)	*
All directors and executive officers as a group (14 persons)	798,042		*
Beneficial Holders of More than 5%
FMR LLC(4)	34,236,381		12.62%
T. Rowe Price Associates, Inc.(5)	24,302,590		8.96
The Vanguard Group, Inc.(6)	18,756,016		6.91

*	Less than 1% of the outstanding shares of common stock.

(1)

Excludes stock units held by our non-employee directors under the Directors Deferred Income Plan that are paid in cash following termination of service as a director, based upon the value of Textron common stock, as follows: Ms. Bader, 42,449 shares; Mr. Clark, 61,383 shares; Mr. Conway, 6,779 shares; Mr. Evans, 44,442 shares; Mr. Fish, 79,164 shares; Mr. Gagné, 83,948 shares; Mr. Hancock, 70,702 shares; Lord Powell, 44,240 shares; Mr. Trotter 56,343 shares; and Mr. Ziemer, 49,519 shares.

(2)	Includes the following shares obtainable within 60 days of December 29, 2012, upon the exercise of stock options: Mr. Butler, 258,155 shares; Mr. Connor, 159,145 shares; Mr. Donnelly, 453,737 shares; Ms. Johnson, 2,031 shares; and all directors and executive officers as of 2012 year end as a group, 614,913 shares.

(3)	Excludes (i) stock units held under non-qualified deferred compensation plans that are paid in cash, based upon the value of Textron common stock, as follows: Mr. Connor, 2,071 shares; Mr. Donnelly, 6,111 shares; (ii) RSUs payable in cash, based upon the value of Textron common stock, as follows: Mr. Connor, 46,676 shares; Mr. Donnelly, 88,376 shares; and Ms. Johnson, 4,779 shares; (iii) unvested RSUs payable in stock, as follows: Mr. Connor, 52,923 shares; Mr. Donnelly, 199,281 shares; Ms. Johnson, 15,822 shares and Mr. Lupone, 44,931 shares; (iv) unvested PSUs that are paid in cash when earned and valued based upon the value of Textron common stock, as follows: Mr. Butler, 8,985 shares; Mr. Connor, 88,205 shares; Mr. Donnelly, 288,833 shares; and Mr. Lupone, 26,170 shares.

(4)	Based on information disclosed in Amendment No. 7 to Schedule 13G filed by FMR LLC, Edward C. Johnson 3d and Fidelity Management & Research Company on February 14, 2013. According to this filing, Fidelity Management & Research Company, a wholly-owned subsidiary of FMR LLC, beneficially owns 34,039,988 shares of Textron common stock (including 507,429 shares resulting from the assumed conversion of $6,660,000 principal amount of Textron’s convertible notes) as a result of acting as investment advisor to various investment companies (the “Funds”) with the power to direct the voting of those shares held by the Boards of Trustees of the Funds; Fidelity Management Trust Company, a wholly-owned subsidiary of FMR LLC, beneficially owns 88,042 of these shares; Strategic Advisers, Inc., a wholly-owned subsidiary of FMR LLC, beneficially owns 7,993 of these shares; Pyramis Global Advisors Trust Company, a wholly-owned subsidiary of FMR LLC, beneficially owns 67,276 of these shares. Pyramis Global Advisors, LLC, a wholly-owned subsidiary of FMR LLC, beneficially owns 32,762 of these shares (resulting from the assumed conversion of $430,000 principal amount of Textron’s convertible notes), and FIL Limited beneficially owns 320 of these shares. Edward C. Johnson 3d and FMR LLC, through their control of the subsidiaries of FMR LLC and related entities, have the sole power to dispose of or direct the disposition of all 34,236,381 shares and the sole power to vote or direct the voting of 196,716 of these shares. The address for FMR LLC is 82 Devonshire Street, Boston, MA 02109.

(5)	Based on information disclosed in Amendment No. 2 to Schedule 13G filed by T. Rowe Price Associates, Inc. on February 7, 2013. According to this filing, T. Rowe Price Associates, Inc., in its capacity as investment adviser for various individual and institutional investors, is deemed to beneficially own these shares as to which it has sole dispositive power and, with respect to 6,051,980 of these shares, sole voting power; however, T. Rowe Price Associates, Inc. expressly disclaims such beneficial ownership. The address for T. Rowe Price Associates, Inc. is 100 E. Pratt Street, Baltimore, MD 21202.

(6)	Based on information disclosed in Amendment No. 1 to Schedule 13G filed by The Vanguard Group, Inc. on February 11, 2013. According to this filing, The Vanguard Group, Inc. beneficially owns these shares and has sole power to dispose of or direct the disposition of 18,289,034 of these shares. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 388,630 shares, as a result of its serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 181,210 shares as a result of its serving as investment manager of Australian investment offerings. The address for The Vanguard Group, Inc. is 100 Vanguard Blvd. Malvern, PA 19355.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires Textron’s directors, executive officers and controller to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission and to provide copies of such reports to Textron. As an administrative matter, Textron assists its reporting persons in fulfilling their responsibilities to prepare and file reports pursuant to Section 16(a), including with respect to making determinations on the availability of exemptions from reporting.

Based solely upon a review of copies of such reports and written representations of the reporting persons, to our knowledge, during the 2012 fiscal year, all such reporting persons timely filed all of the reports they were required to file under Section 16(a).

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors has furnished the following report on its activities:

The committee reviewed and discussed the audited consolidated financial statements and the related schedules in the Annual Report referred to below with management. The committee also reviewed with management and the independent registered public accounting firm (the “independent auditors”) the reasonableness of significant judgments and the clarity of disclosures in the financial statements, the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the committee by applicable requirements of the Public Company Accounting Oversight Board. In addition, the committee discussed with the independent auditors the auditors’ independence from management and the Company, including the matters in the written disclosures and the letter from the independent auditors required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communication with the audit committee concerning independence, and considered the possible effect of non-audit services on the auditors’ independence.

The committee discussed with the Company’s internal and independent auditors the overall scope and plans for their respective audits and met with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, including internal controls over financial reporting, and the overall quality of the Company’s financial reporting. The committee also reviewed the Company’s compliance program. Nine committee meetings were held during the year.

In reliance on the reviews and discussions referred to above, the committee recommended to the Board of Directors that the audited consolidated financial statements and the related schedules be included in the Annual Report on Form 10-K for the fiscal year ended December 29, 2012, to be filed with the Securities and Exchange Commission. The committee also reported to the Board that it had selected Ernst & Young LLP as the Company’s independent auditors for 2013, and recommended that this selection be submitted to the shareholders for ratification. In determining whether to reappoint Ernst & Young LLP as the Company’s independent auditor, the committee took into consideration a number of factors, including the quality of the committee’s ongoing discussions with Ernst & Young LLP and an assessment of the professional qualifications and past performance of the lead audit partner and Ernst & Young LLP.

JAMES L. ZIEMER, CHAIRMAN

KATHLEEN M. BADER

JAMES T. CONWAY

IVOR J. EVANS

PAUL E. GAGNÉ

DAIN M. HANCOCK

COMPENSATION COMMITTEE REPORT

The Organization and Compensation Committee of the Board of Directors has furnished the following report:

The committee reviewed the Compensation Discussion and Analysis to be included in Textron’s 2013 proxy statement and discussed that Analysis with management.

Based on its review and discussions with management, the committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in Textron’s 2013 proxy statement and Textron’s Annual Report on Form 10-K for the fiscal year ended December 29, 2012.

This report is submitted by the Organization and Compensation Committee.

LORD POWELL OF BAYSWATER KCMG, CHAIRMAN

R. KERRY CLARK

PAUL E. GAGNÉ

DAIN M. HANCOCK

LLOYD G. TROTTER

COMPENSATION DISCUSSION AND ANALYSIS

2012 Highlights

•	No base salary or target incentive compensation increases for executive officers in 2012 other than for newly appointed executive officers

•	Solid increases in revenue and segment profit led to 99% payout on annual incentive compensation for 2012

•	Long-term incentive compensation for 2010-2012 cycle resulted in 111.2% multiplier which the Committee reduced by 20% based upon Textron’s total shareholder return performance

•	Increased average vesting time for Restricted Stock Unit awards from 20% per year over 5 years to one-third per year after years 3, 4, and 5 to encourage leadership stability and retention

•	Identified performance peer group and added total shareholder return measured against this group for 2012 performance awards

•	Revised talent peer group to help establish target pay for 2012

•	Since 2008, no new employment contracts providing individual termination protection despite high-level recruitments

•	Robust stock ownership guidelines met by all covered executives

Executive Summary

Despite continuing economic uncertainties, 2012 was a good year for Textron with revenue growth of nine percent, a 92% increase in segment profit, and a 149% increase in diluted earnings per share from continuing operations. Volume increased in most of our businesses, led by higher commercial and military deliveries at Bell. We also capped a four-year effort to exit Textron Financial Corporation’s (“TFC”) non-captive portfolio, liquidating $8.7 billion of finance receivables over the four years. Finally, the company generated strong cash flow during the year, allowing us to return $272 million to our shareholders through the repurchase of 11.1 million common shares.

Textron’s compensation philosophy is to establish target compensation based on the median of a talent peer group and to tie a substantial portion of our executives’ compensation to performance against objective business goals and stock price performance. This approach helps us to recruit and retain talented executives, incentivizes our executives to achieve desired business goals and aligns their interests with the interests of our shareholders.

Total compensation for Textron executives consists of a base salary, plus both an Annual Incentive Program and a Long-Term Incentive Program. Our Annual Incentive Program is designed to reward performance against annual business goals established by the Organization and Compensation Committee (the “Committee”) at the beginning of each year and is payable in cash. Our Long-Term Incentive Program is designed to reward both absolute and relative performance over a multi-year period. Absolute performance is based on achieving objective performance goals set at the beginning of each year of the incentive period by the Committee, plus changes in stock price during the incentive period. Relative performance is based on comparing Textron’s performance versus peers based on total shareholder return (“TSR”). The Long-Term Incentive Program payout is entirely linked to stock price through compensation in the form of stock option awards, restricted stock unit awards and performance share units payable in cash based upon Textron’s stock price. Because a substantial portion of total target compensation for our executives is in the form of long-term incentives which are directly linked to stock price (76% for our CEO and 55% for our other executive officers), actual realized compensation of our executives closely tracks Textron’s TSR.

The main two performance goals set by the Committee for 2012 — applicable to annual incentives as well as to long-term performance incentives — focused on profitability and cash efficiency, which were key business priorities for Textron in 2012. The profitability target focused executives on delivery of segment profit in each of our manufacturing segments plus net operating profit in our captive finance operations. The cash efficiency target focused executives on manufacturing cash flow, with a reduced emphasis on liquidation targets for TFC, to improve operational efficiency and strengthen the balance sheet. Goals for 2012 required improvement in all areas of measured performance from the prior year and were challenging in light of global economic and market conditions.

For 2012, the annual incentive compensation paid 99% of target for our executives, reflecting targeted performance. Performance share units (“PSUs”) awarded for the 2010-2012 performance cycle were subject to business goals set annually by the Committee during the three-year performance period. These awards were also subject to discretionary adjustment by the Committee based upon Textron’s TSR performance relative to the S&P 500 over the same period. Performance against these goals resulted in a multiplier of 111.2% of the number of PSUs granted, however, the Committee applied a 20% discretionary reduction based on Textron’s TSR performance. This adjustment resulted in a final number of units paid of 89% of the initial number of 2010-2012 PSUs granted.

The Committee also believes that Textron’s executive compensation policies should keep pace with evolving best practices. In this regard, the Committee took several key executive compensation actions in 2012 and maintained existing key executive compensation governance practices, as reflected in the table below:

Key Executive Compensation Actions for 2012	Key Executive Compensation Governance Practices

•No base salary or target incentive compensation increases for named executives other than for newly appointed executive officers

•Increased average vesting time for Restricted Stock Unit awards from 20% per year over 5 years to one-third per year after years 3, 4, and 5

•Revised the talent peer group to help establish target pay

•Identified a performance peer group, and added TSR versus this group as a metric for PSU grants

•Since 2008, no new employment contracts providing individual termination protection despite adding two new executive officers

•Robust stock ownership guidelines met by each named executive

•Prohibition on hedging company stock

•Since 2009, no new agreements providing tax gross-ups

•Committee conducts full review of risks associated with compensation programs each year

•Committee retains independent consultant that provides no other services to Textron

Overview and Objectives of Executive Compensation Program

The objectives of Textron’s compensation program for executive officers are:

•	Supporting world class performance

•	Attracting and retaining high-performing talent

•	Focusing executives on delivering balanced performance by providing (i) both cash and equity incentives and (ii) both short-term and long-term incentives

•	Aligning executive compensation with shareholder value

To achieve these objectives the Committee uses the following five guidelines for designing and implementing executive compensation programs at Textron:

•	First, target pay should be set in reference to the median target pay of a talent peer group

•	Second, incentive compensation should pay higher when Textron performs well and lower if Textron performs poorly

•	Third, performance goals should align interests of executives with long-term interests of shareholders

•	Fourth, compensation programs should not put the Company at undue risk

•	Fifth, indirect compensation should provide the same level of benefits given to other salaried employees

Target Pay

How Does the Committee Set Target Pay?

Target pay consists of three elements (i) base salary, (ii) target annual incentive compensation and (iii) target long-term incentive compensation. In setting target pay, the Committee addresses each element as follows:

Element of Target Pay	Setting Target Pay	Supporting Executive Compensation Program Objectives
Base Salary	Above or below a talent peer group median based on individual responsibilities, complexity of position versus that of the market benchmarks, performance, experience, and future potential	Attracting and retaining high- performing talent
Target Annual Incentive Compensation	Expressed as a percentage of salary, aligned with median of talent peer group data	Focusing executives on addressing short-term business needs and improving results from one year to the next
Target Long-Term Incentive Compensation	Expressed as a percentage of salary, aligned with median of talent peer group data	Aligning executive compensation with long-term shareholder value and improving long-term operating and stock price performance

Which Companies Does the Committee Use to Set Target Pay?

The Committee uses a “talent” peer group of companies, recommended by its independent compensation consultant and approved by the Committee, to set target pay for each named executive officer (“NEO”). The Committee believes that complexity and size are the most important factors in establishing this group of companies to provide appropriate references for target pay levels, with industry playing a secondary role. In addition to market cap and enterprise value, as well as availability of information in the compensation survey database, selection criteria for the talent peer group for 2012 included:

•	Publicly-traded companies that are headquartered in the U.S.

•	Revenue between $5 billion and $35 billion with at least 10% from outside the U.S.

•	Median revenue for peer group approximates Textron’s revenue

•	Revenue in the aerospace/defense, technology/engineering, and/or general manufacturing sectors

The table below lists the 2012 talent peer group companies and Textron showing fiscal 2011 revenues:

2012 Talent Peer Group

($ in millions)

Company Name	Industry	2011 Revenue
Honeywell International	Aerospace/Defense	$36,529
General Dynamics Corp	Aerospace/Defense	$32,677
3M Company	General Manufacturing	$29,611
Northrop Grumman	Aerospace/Defense	$26,412
Emerson Electric Corp	Technology/Engineering	$24,222
TRW Automotive Holdings Corp	Automotive	$16,244
Eaton Corp	General Manufacturing	$16,049
L-3 Communications	Aerospace/Defense	$15,169
TE Connectivity	Technology/Engineering	$14,312
Parker Hannifin Co	General Manufacturing	$12,346
KBR Inc	Technology/Engineering	$9,103
Visteon Corp Auto	Automotive	$8,047
Oshkosh Corp General	General Manufacturing	$7,585
Federal-Mogul	Automotive	$6,910
Terex Corp	General Manufacturing	$6,505
Rockwell Automation	Technology/Engineering	$6,000
Exelis Inc	Aerospace/Defense	$5,839
Cooper Industries	Technology/Engineering	$5,409
Spirit AeroSystems	Aerospace/Defense	$4,864
Rockwell Collins	Aerospace/Defense	$4,806
75th Percentile		$18,239
Median		$10,724
25th Percentile		$6,379
Textron Inc	Multi-Industry	$11,275
Textron Percentile Rank		51%

The 2011 talent peer group (as disclosed in last year’s Proxy Statement) was used to set target pay for 2012. Four companies, Xerox Corp., ITT Corp., Goodrich Corp. and Pitney Bowes Inc., were removed from that year’s talent peer group to create the 2012 talent peer group (used to determine target 2013 pay), as recommended by the Committee’s independent compensation consultant, as a result of corporate transactions and other business changes. Added to the 2012 talent peer group were Exelis Inc., TRW Automotive Holdings Corp., KBR Inc. and Terex Corp.

How Did the Committee Make Compensation Decisions?

Prior to making decisions on compensation, the Committee reviewed historical compensation data for each NEO, which reflect the potential share-derived wealth, accumulated retirement benefits, potential payouts of stock-based compensation, stock ownership and the proportion of cash versus non-cash compensation. Additionally, the CEO provided input into compensation decisions for NEOs other than himself, including his assessment of each individual’s responsibilities and performance, the complexity of their position against market benchmarks, and their experience and future potential. In setting 2012 target pay, the Committee decided that the executive officers would receive no increase in any target compensation for 2012.

In 2012, Textron appointed two new executive officers to replace retiring executives. E. Robert Lupone joined Textron on February 1, 2012 as Executive Vice President, General Counsel and Secretary. Mr. Lupone’s compensation package, which was targeted to fall near the median for similar positions in the talent peer group and was designed to attract Mr. Lupone to Textron, was approved by the Committee after a review of relevant market data and input from the Committee’s independent compensation consultant. In setting target compensation for Mr. Lupone, the Committee considered his extensive experience at Siemens and the broad scope of responsibilities and high complexity of his position at Textron.

On July 1, 2012, Cheryl H. Johnson was promoted from her position as Director of Talent and Organizational Development at Textron’s Bell Helicopter business to Executive Vice President, Human Resources, succeeding John D. Butler who retired. In setting target compensation for Ms. Johnson, the Committee focused on increasing her existing compensation package proportionately with respect to her experience and scope of responsibility.

What is the Target Pay for Our Executives?

The following chart and table shows 2012 compensation targets for Textron’s CEO:

Name	Position	Base	Short-term Incentive	Long-Term Incentive	Target Total Pay
Scott C. Donnelly	CEO	$1,000,000	120% of Salary ($1,200,000)	700% of salary ($7,000,000)	$9,200,000

Mix of Target Pay		11%	13%	76%	100%

The following chart and table shows 2012 compensation targets for Textron’s other NEOs:

Name	Position	Base	Short-term Incentive	Long-Term Incentive	Target Total Pay
Frank T. Connor	CFO	$750,000	85% of salary ($637,500)	285% of salary ($2,137,500)	$3,525,000

E. Robert Lupone	General Counsel	600,000	75% of salary (450,000)	175% of salary (1,050,000)	2,100,000

Cheryl H. Johnson	EVP, HR	300,000	60% of salary (180,000)	150% of salary (450,000)	930,000

John D. Butler	Former CHRO	560,000	65% of salary (364,000)	186% of salary (1,041,600)	1,965,600

Average Mix of Target Pay		26%	19%	55%	100%

Incentive Compensation

How Does Our Incentive Compensation Work?

Annual Incentive — the target annual incentive or short-term incentive (“STI”) compensation and goals are set in the first quarter of each year, and the payout is determined after the end of the year based on Textron’s level of achievement against the performance goals. The Committee believes one-year performance goals are appropriate for this annual incentive to focus executives on performance pertinent to current business needs. The performance goals for each of the business units are set to grow the businesses, balanced with achieving profitability and cash flow consistent with expected market conditions. The performance goals for executive officers are enterprise-wide goals and simply reflect the totals of the separate goals for all business units. The Committee also believes that some discretion should be used from time to time based on the Committee’s and Board’s judgment of management’s performance; it therefore reserves the ability to exercise discretion in determining annual incentive compensation payouts.

Long-Term Incentive — long-term incentive (“LTI”) awards made on March 1 (consistent with prior years) in 2012 included stock options (30%), restricted stock units (30%) and performance share units (40%). The mix of LTI awards helps to ensure a balanced set of incentives, focusing executives on increasing company stock price, remaining with Textron as awards vest, and meeting performance goals established by the Committee. The number of shares underlying each type of award is based on the average closing price for the first ten trading days of 2012 (also consistent with prior years and aligned with the payout values for performance share units). While all award types pay out based on future performance, each has its own characteristics and benefits for incentivizing desired behaviors as follows:

•

Stock Options (30% of LTI) — these awards, which are granted with an exercise price equal to the closing price of common stock on the New York Stock Exchange on the date of grant, provide value to the executive only if the stock price goes up during the term of the option. The Committee approved a three-year vesting schedule with a ten-year term for options awarded in 2012. This award type delivers value which reflects relative performance vs. the Company’s peers. To illustrate, if all peer companies awarded the same target value in options, higher stock price performance than peers results in higher realized pay than peers; conversely, lower stock price performance vs. peers results in lower realized pay than peers.

•

Restricted Stock Units (RSUs) (30% of LTI) — these awards constitute the right to receive one share of common stock for each RSU upon vesting. RSUs have value on the date of grant (subject to vesting), have the right to receive dividend equivalents prior to vesting, and the final award value will be higher or lower than the grant value depending on the change in stock price over the vesting period. The Committee approved a five-year vesting schedule with vesting beginning after year three. The Committee believes this award type helps with retention of key executives because the RSUs have value upon vesting regardless of stock price. This award type also delivers value which reflects relative performance vs. the Company’s peers. As with stock options, if all peer companies awarded the same target value in RSUs, higher stock price performance than peers results in higher realized pay than peers; conversely, lower stock price performance vs. peers results in lower realized pay than peers.

•

Performance Share Units (PSUs) (40% of LTI) — these awards span a three-year performance period with vesting at the end of the third fiscal year. NEOs may earn from 0% to 150% of the units originally granted based upon the achievement of performance goals set by the Committee for each year of the performance period. Upon vesting, all earned PSUs are valued based on the value of our common stock and are paid in cash in the first quarter following the performance period. These awards, which do not earn dividend equivalents, provide value based on (i) share price performance and (ii) achievement of financial goals during three annual performance periods within the overall cycle, giving additional incentive to executives to execute and perform well over a three-year period. For 2010-2012 awards, the Committee also applied a total shareholder return (TSR) metric to the final payout at the end of the three-year period which was based on Textron’s performance vs. the S&P 500. At the beginning of 2011, the Committee re-evaluated this approach and determined that the S&P 500 was not an optimal measure for evaluating comparative performance and eliminated this metric for the 2011-2013 PSUs. After considering the results of the Say-on-Pay vote obtained at the 2011 annual meeting, the Committee reinstituted a TSR metric for the 2012-2014 PSU awards in order to link payout with performance versus a performance peer group. The Committee established a performance peer group with more focus on industry in order to measure performance against companies with whom Textron competes more directly for capital. The Committee may exercise negative discretion linked to TSR for the entire three-year performance period by up to -40%. The table below shows the list of performance peer group companies; checkmarks in the columns under Textron’s manufacturing business units mean that the peer company competes in some way, or operates in similar industries, with that business unit.

Performance Analysis

Which Companies Does the Committee Use to Compare Our Performance?

2012 Performance Peer Group

Peer Company	Fiscal 2011 Rev.	Bell	Cessna	Industrial	Systems
The Boeing Company	$68,735	✓	✓		✓
United Technologies	58,190	✓	✓	✓	✓
Lockheed Martin	46,499	✓			✓
Johnson Controls, Inc.	40,833			✓
Honeywell International	36,529	✓	✓	✓	✓
General Dynamics Corp.	32,677	✓	✓		✓
Deere & Company	32,013			✓
Northrop Grumman	26,412				✓
Raytheon Company	24,857				✓
Eaton Corporation	16,049			✓	✓
L-3 Communications	15,169	✓			✓
Ingersoll-Rand PLC	14,782			✓
Kubota Corporation	12,766			✓
Exelis Inc.	5,839				✓
Spirit AeroSystems	4,864	✓	✓
Rockwell Collins	4,806	✓	✓		✓
Alliant Techsystems	4,613				✓
Textron Inc.	11,275

The 2011 performance peer group was used for the Committee’s annual incentive compensation and performance analysis. Three companies, Cooper Industries, Goodrich Corporation and ITT Corporation, were removed from the 2011 performance peer group to create the 2012 performance peer group which was used for the Committee’s performance share unit payouts and performance analysis. These companies were removed as a result of corporate transactions and other business changes. Added for the 2012 performance peer group was Exelis Inc.

Does Pay Reflect Performance?

Performance goals apply to annual incentive compensation and long-term incentive compensation awards granted in the form of PSUs. The performance goals established for 2012 were balanced between profitability, cash efficiency and workforce diversity. The profitability target focused executives on delivery of segment profit in each of our manufacturing segments, plus net operating profit in our captive finance operations. The cash efficiency target focused executives on manufacturing cash flow, with a decreased emphasis on liquidation targets for TFC, which improved operational efficiency and strengthened the balance sheet. The diversity metric was maintained from prior years to continue the Company’s focus on having a diverse employee profile. Incentive compensation impacted by 2012 financial performance goals includes: 2012 STI, 2010-2012 PSUs, 2011-2013 PSUs and 2012-2014 PSUs.

The Company believes that incentive payouts should be higher if Textron performs better than peers and lower if Textron performs worse than peers. A pay for performance analysis of annual incentive compensation should compare company performance vs. peer performance over the year for which the annual incentive is earned. Likewise, a pay for performance analysis of PSUs should compare company performance vs. peer performance over the three-year period for which the units are earned.

There are two principal ways to compare company performance vs. peer performance: (i) compare shareholder return as measured by change in stock price and reinvested dividends and (ii) compare operating metrics. The Committee believes that the appropriate way to compare performance among companies for annual incentive compensation purposes is to compare operating metrics because stock prices are too volatile over any isolated 12-month period. However, the Committee believes that the appropriate way to compare performance among companies for Textron’s PSUs is using total shareholder return because changes in stock price over three years is enough time to reflect fundamental changes in performance.

The Committee reviewed the Company’s performance compared to the performance peer group described above to assess the effectiveness of our annual incentive compensation plan design. For this comparison, the Committee used a year-over-year analysis of the operating metrics of net operating profit and cash flow, as reported under generally accepted accounting principles (GAAP) by the performance peer group companies in their publicly-available financial statements. These two metrics are similar to the performance metrics used by the Committee, and the Committee’s intention was to focus executives on year-over-year improvement in those metrics. The Committee determined that the payouts of annual incentive compensation were appropriately aligned with performance in 2010 and 2011, as shown in the chart below. The Committee will review the relative performance for 2012 of Textron compared to its peers as information becomes available during 2013.

Annual Incentive Compensation Payouts and Performance Analysis

The Committee established the weighting for the 2012 annual incentive performance goals described above as 60% earnings, 35% cash efficiency and 5% workforce diversity. Performance targets for 2012 required improvement in all areas of measured performance from the prior year and were challenging in light of uncertain global economic and market conditions. Payouts for each individual could range from 0% to 200% of target based on performance. The formula for determining 2012 annual incentive compensation for executive officers, and the resulting percentage earned, is detailed below:

2012 Annual Incentive Compensation Calculation

($ in millions)

	Threshold	Target	Maximum	Actual Achievement	Component Weighting	Component Payout (1)
Earnings — Manufacturing and Captive Finance Operations(2)	$843	$1,148	$1,606	$1,097	60.0%	50.0%
Cash Efficiency — Manufacturing(3)	415	707	1,150	793	25.0	29.9
Cash Efficiency — Finance Operations(4)
Earnings	-15	0	15	35	3.3	6.6
Liquidation	328	428	528	937	3.4	6.8
Expense	48	38	28	45	3.3	1.1
Improvement in Workforce Diversity	-1.0%	1.0%	3.0%	0.8%	5.0	4.5

Total Award % Earned						98.9%

(1)	Results below “threshold” earn 0%; results at “target” earn 100%; results at “maximum” earn 200%, and results between threshold and target or target and maximum earn a prorated percentage.

(2)	The earnings target was a non-GAAP measure defined as segment profit of our manufacturing segments, plus net operating profit of our captive finance operations.

(3)	The manufacturing cash efficiency metric was based upon achieving manufacturing cash flow before pension contributions of $707 million. Our definition of manufacturing cash flow before pension contributions is a non-GAAP measure that adjusts net cash from operating activities of continuing operations for dividends received from, and capital contributions made to TFC, capital expenditures, proceeds from the sale of property, plant and equipment and contributions to our pension plans.

(4)	The cash efficiency metric for Finance Operations included three components: (i) an earnings component with a target of break-even; (ii) a liquidation component with a target of reducing Finance segment receivables by $428 million; and (iii) an expense component with a target of $38 million.

At its January 2013 meeting, the Committee discussed the annual incentive compensation awards to be paid to the NEOs for the 2012 performance period and considered input from the full Board. The Committee concluded that the calculated payouts appropriately awarded the Company’s performance for 2012 and approved the payouts as calculated above.

Annual incentive compensation targets and payouts for 2010, 2011 and 2012 for each NEO are shown below:

		2010		2011		2012
Name	Position	Target	Payout	Target	Payout	Target	Payout
Scott C. Donnelly	CEO	$1,200,000	$1,767,600	$1,200,000	$1,402,800	$1,200,000	$1,187,000
Frank T. Connor	CFO	637,500	939,038	637,500	745,238	637,500	630,000
E. Robert Lupone	General Counsel	N/A	N/A	N/A	N/A	450,000	445,000
Cheryl H. Johnson	EVP, HR	N/A	N/A	N/A	N/A	180,000	178,000
John D. Butler	CHRO	364,000	536,172	364,000	425,516	182,500	180,491

To validate the effectiveness of the annual incentive compensation plan, the Committee examines historic annual incentive payouts compared to Textron’s annual operating performance relative to the performance of peer companies. While exactly comparable metrics are not available for peer companies, indicative comparisons can be made using publicly-reported GAAP data. The chart below shows how annual incentive payouts for 2010 and 2011 aligned with performance relative to Textron’s performance peer group. The Committee will perform a similar comparison for 2012 when complete peer financial results become available.

Note: year-over-year change in cash flow is the change in GAAP-reported “cash from operating activities”; year-over-year change in net operating profit is the change in GAAP-reported “income from continuing operations before income taxes.” Textron’s income from continuing operations before income taxes has been adjusted for certain nonrecurring and/or unusual items.

The above chart demonstrates the directional link between annual incentive compensation payouts and performance as follows:

•	For 2010, one metric was between the 25th and 50th percentiles and one metric was significantly above the 75th percentile; the payouts for 2010 were above target.

•	For 2011, one metric was between the 50th and 75th percentiles and one metric was significantly above the 75th percentile; the payouts for 2011 were above target.

Performance Share Unit Payouts and Performance Analysis

Payouts for the 2010-2012 PSU cycle are based upon performance for each of the annual periods within the 2010-2012 cycle against performance goals, which are consistent with those set for annual incentive compensation purposes, set for three one-year performance periods, weighted equally, with a modifier based on TSR relative to the S&P 500. The calculation for determining the payout to executive officers for the 2010-2012 PSU cycle, and the resulting percentage earned, is detailed below:

2010-2012 Performance Share Unit Calculation

($ in millions, except EPS)

Metric	2010					2011					2012
	Min	Tgt	Max	Result	Payout	Min	Target	Max	Result	Payout	Min	Target	Max	Result	Payout
Earnings —Mfg	$208	$417	$833	$515	55.9%	$667	$929	$1,229	$967	53.1%	$843	$1,148	$1,606	$1,097	55.0%
Cash Efficiency — Mfg	514	642	770	692	29.9	277	614	1,042	$750	29.0	415	707	1,150	793	32.9
Financing Ops Metrics					37.5					28.1					12.3
Earnings						-167	-139	-111	-144		-15	0	15	35
Liquidation	1,670	1,945	2,220	2,429		674	843	1,012	1,336		328	428	528	937
Realized Loss						290	242	194	245		48	38	28	45
Loss Ratio	24%	20%	15.9%	14.3%
Total Earned for Year					123.3%					110.2%					100.2%

Total Units Earned for Cycle (Before applying TSR modifier):								111.2%
Total Shareholder Return (TSR) modifier applied by O&C Committee:								-20%
Final Payout as % of Original Award:								89.0%

For the first two years of the 2010-2012 performance cycle, weightings for the metrics described above were 50% earnings-related and 50% cash efficiency-related; weightings for the third year of the cycle were 60% earnings-related and 40% cash efficiency-related. The performance metrics for 2012 are described in more detail above and for previous years are described in the proxy statement for the applicable year. Payouts for each individual could range from 0% to 150% of target based on performance.

As mentioned above, for Stock Options and Restricted Stock Units, the Committee believes the inherent design of payouts directly related to change in stock price automatically results in appropriate pay for performance. To validate that the Company’s PSU awards link pay to performance, the Committee examined PSU payouts at Textron for each of the last three performance cycles in light of Textron’s TSR compared to its peer companies. Two measures impact PSU payouts: (i) the number of units earned is based on Textron’s performance against operating metrics which included a TSR component for 2009 and 2010, and (ii) the value of each unit earned is based on Textron’s stock price. The tables below show the past three PSU awards and associated payouts by executive in terms of both units and value. The Committee has evaluated the results on the basis of both relative performance (TSR performance vs. peers) and absolute performance (change in stock price).

Units Awarded and Earned for Period

		2008-2010 Units		2009-2011 (PSU/PCU) Units		2010-2012 Units
Name[1]	Position	Original Award	Units Paid	Original Award	Units Paid	Original Award	Units Paid
Scott C. Donnelly	CEO	31,497	2,611	205,975 /3,703,533	169,394 /3,045,786	145,623	129,563
Frank T. Connor	CFO	n/a	n/a	120,000 / n/a	98,688 / n/a	51,878	46,166
John D. Butler (4)	CHRO	11,125	922	51,494 / 791,250	42,349 /650,724	21,748	19,660

Value Awarded and Earned for Period

		2008-2010 Value		2009-2011 Value		2010-2012 Value
Name[1]	Position	Original Award [2]	Final Payout	Original Award[2]	Final Payout[3]	Original Award[2]	Final Payout
Scott C. Donnelly	CEO	$1,506,816	$63,925	$4,867,292	$6,443,996	$2,943,000	$3,379,000
Frank T. Connor	CFO	n/a	n/a	1,720,800	1,979,780	1,048,000	1,204,000
John D. Butler (4)	CHRO	602,641	22,573	1,082,191	1,500,281	440,000	513,000

(1)	Mr. Lupone and Ms. Johnson did not receive a PSU award granted in 2008, 2009, and 2010 and therefore were not eligible for a payout.

(2)	Value on date of grant as reported in the Grants of Plan-Based Awards table in the proxy statement for the applicable year.

(3)	Includes value of PSUs and PCUs (performance-based long-term incentive award vesting over three years with each unit valued at $1.

(4)	Mr. Butler’s 2010-2012 units earned and value paid have been pro-rated based on his July 1, 2012 retirement.

•

Relative Performance. The table above entitled “Units Awarded and Earned for Period” shows that the number of units earned by executives was significantly lower than the number originally awarded for the 2008-2010 cycle when Textron’s TSR underperformed peers, as shown in the chart below. Likewise, for the 2009-2011 and 2010-2012 PSU cycles, the number of units earned was somewhat lower than the number originally awarded, which is directionally consistent with Textron’s TSR performance between the 25th percentile and the median of the performance peer group.

•

Absolute Performance. The table above entitled “Value Awarded and Earned for Period” above shows that the value of the final payouts made to executives at the end of the performance period was significantly lower than the value of the original awards for the 2008-2010 cycle when Textron’s TSR was down. Correspondingly, when Textron’s TSR had increased for the 2009-2011 and 2010-2012 cycles, the value of the final payouts was higher, as is reflected in the chart below.

The chart below shows that final payouts as a percentage of original award value are appropriately linked to Textron’s TSR performance.

3-year TSR Performance and PSU/PCU Payout Value Percentage

Additional Compensation Information

Risks Related to Compensation

At each meeting, the Committee discusses potential risks associated with the compensation programs at Textron. During 2012, the Committee addressed different elements of risk pursuant to a calendar agreed at the beginning of the year. The Committee strives to set compensation policies which do not encourage excessive risk-taking by senior executives which could endanger the Company. During 2012, the Committee completed a full review of managing risk within the compensation programs. This annual review helps the Committee to structure executive compensation programs that are designed to avoid exposing the Company to unwarranted risk.

Indirect Compensation

As mentioned above, Textron provides certain indirect compensation programs (such as retirement/death benefits) that are designed to provide to NEOs the same level of benefits provided to non-executive officers and, in most cases, all salaried employees. Certain of these programs provide benefits over any caps mandated by government regulations, including:

•

Textron Spillover Pension Plan:    Non-qualified benefit plan to make up for IRS limits to qualified pension plans and, in the case of Mr. Donnelly, to provide a “wrap-around” pension benefit which takes into account his final average compensation with Textron and his combined service with Textron and GE and reduces this benefit by the amount of any other pension benefits which he is eligible to receive under Textron and GE pension plans.

•	Textron Spillover Savings Plan: Non-qualified benefit plan to make up for IRS limits to qualified savings plans.

Textron provides a program to executives which benefits them by allowing for tax planning and also benefits the Company, in that cash payments by the Company are delayed:

•	Deferred Income Plan for Textron Executives: Non-qualified plan that allows participants to defer compensation.

2012 Say-on-Pay Advisory Vote on Executive Compensation

At our 2012 annual meeting, shareholders expressed substantial support for the compensation of our NEOs, with approximately 91% of the votes cast for approval of the say-on-pay advisory vote on executive compensation. The Committee evaluated the results of the 2012 advisory vote at its July meeting. After considering many other factors in evaluating Textron’s executive compensation programs as discussed in this Compensation Discussion and Analysis, the Committee made no changes to our executive compensation program and policies as a result of the 2012 say-on-pay advisory vote.

Role of Independent Compensation Consultant

Under its charter, the Committee has the authority to retain outside consultants or advisors as it deems necessary to provide desired expertise and counsel. In 2012, the Committee engaged the services of Pay Governance LLC as its compensation consultant. Pay Governance reports directly and exclusively to the Committee and provides advice regarding current and emerging best practices with regard to executive compensation. A representative from Pay Governance attended each of the six Committee meetings in 2012. Pay Governance LLC does not provide any other services to the Committee or the Company. The Committee has determined that the work of Pay Governance LLC with the Committee for fiscal 2012 has not raised any conflict of interest.

Stock Ownership Requirements

One objective of our executive compensation program is to align the financial interests of our NEOs with the interests of our shareholders. As a result, we require that senior executives accumulate and maintain a minimum level of stock ownership in the Company, which may be achieved through direct ownership of shares, Textron Savings Plan shares, unvested restricted stock units, and unvested share equivalents in Textron compensation and benefit plans. Minimum ownership levels are expressed as a multiple of base salary as follows: five times for the CEO, and three times for other NEOs. New executive officers are given five years to reach their required ownership level. All NEOs currently meet their respective stock ownership requirements or are within their initial five year period.

Certain Restrictions

Our executives, including our NEOs, are prohibited from engaging in short sales of Textron securities and from engaging in transactions in publicly-traded options, such as puts, calls and other derivative securities based on Textron’s securities including any hedging, monetization or similar transactions designed to decrease the risks associated with holding Textron securities such as zero-cost collars and forward sales contracts. In addition, our NEOs are prohibited from pledging Textron securities as collateral for any loan or holding Textron securities in a margin account.

Clawback Policy

The Company’s long-term incentive award agreements provide that an executive who violates the noncompetition provisions of the award during employment or within two years after termination of employment with the Company forfeits future rights under the award and must repay the Company value received during the period beginning 180 days prior to the earlier of termination or the date the violation occurred. In addition, the Company is subject to the “clawback” provisions of Section 304 of the Sarbanes-Oxley Act of 2002 which generally requires public company chief executive officers and chief financial officers to disgorge bonuses, other incentive- or equity-based compensation, and profits on sales of company stock that they receive within the 12-month period following the public release of financial information if there is a restatement because of material noncompliance, due to misconduct, with financial reporting requirements under the federal securities laws.

Retirement of Executive Officer

On July 1, 2012, John D. Butler, the Executive Vice President Administration and Chief Human Resources Officer of Textron retired from the Company. Because Mr. Butler timed his retirement to accommodate the Company’s succession plan for his position, in addition to receiving benefits provided under his employment agreement, the Company entered into a letter agreement with Mr. Butler pursuant to which the Company paid to Mr. Butler the value of certain benefits as if his retirement occurred on December 31, 2012.

The letter agreement provided that Mr. Butler’s annual incentive compensation and long-term incentive awards be paid as if he retired at December 31, 2012, provided that the calculation of the incremental value of any such awards for the period following July 1, 2012 were determined as follows: (i) for stock-based awards, the value was based upon the closing stock price on July 1, 2012, (ii) for performance share units, the value was based upon performance through December 31, 2011 and (iii) for annual incentive awards, the value was based upon the target annual incentive compensation for 2012. These provisions resulted in payment to Mr. Butler of a special one-time lump-sum amount of $631,073 which was paid in January 2013. As disclosed in the table on page 47 herein, Mr. Butler also received certain benefits provided under his employment agreement.

Additional Compensation for New Executive Officers

In 2012, Textron appointed two new executive officers to replace retiring executives. E. Robert Lupone joined Textron on February 1, 2012 as Executive Vice President, General Counsel and Secretary, succeeding Terrence O’Donnell who retired. On July 1, 2012, Cheryl H. Johnson was promoted from her position as Director of Talent and Organizational Development at Textron’s Bell Helicopter business to Executive Vice President, Human Resources, succeeding John D. Butler who retired.

To compensate Mr. Lupone for a retention award received at his prior employer, Siemens, which he forfeited by joining Textron, the Committee provided him with a cash sign-on bonus of $325,000. In addition, in order to compensate Mr. Lupone for lost long-term incentive value and lost value provided by his previous employer’s 401(k) plan, Mr. Lupone received an award of 29,229 restricted stock units which will be settled in stock, will pay dividend equivalents until vesting and will vest in one-third annual installments beginning in February 2015.

Mr. Lupone also received certain relocation benefits in connection with his move to Rhode Island. The relocation benefits were provided in accordance with Textron’s standard executive relocation policy and are described in more detail on page 34 herein. In addition, in July 2012, the Committee approved providing Mr. Lupone a special loss on home sale benefit in the amount of $535,000 (the “Special Payment”), reflecting the difference between the loss on home sale benefit payable to Mr. Lupone under Textron’s standard executive relocation policy ($100,000) and the amount by which the relocation purchase price was below Mr. Lupone’s purchase price. The Committee agreed to approve the Special Payment due to the conditions of the real estate market at the time of the home sale, which resulted in a valuation of the home by the relocation company at substantially below its purchase price. No tax gross-up was paid with respect to the Special Payment. Mr. Lupone would be required to repay the Special Payment in the event that he voluntarily terminates employment with Textron or his employment is terminated due to misconduct or violation of Company policies within two years from the effective date of his employment with the Company.

Upon her promotion, the Committee provided Ms. Johnson with an award of 15,682 restricted stock units which will be settled in stock, will pay dividend equivalents until vesting and will vest in one-third annual installments beginning in July 2015. Ms. Johnson also received certain relocation benefits in connection with her move from Texas to Rhode Island. The relocation benefits were provided in accordance with Textron’s standard executive relocation policy and are described in more detail on page 34 herein.

Consistent with the Committee’s philosophy on indirect compensation, neither Mr. Lupone nor Ms. Johnson have been provided any supplemental or enhanced pension benefits, but are eligible to participate in Textron’s other benefit plans and programs for key executives, all in a manner and on terms and conditions substantially similar to other senior officers at Textron. Both Mr. Lupone’s and Ms. Johnson’s employment with Textron are terminable at will by Textron.

Compensation Arrangements Relating to Termination of Employment

Mr. Donnelly’s letter agreement with Textron provides for payment of varying benefits to him upon events such as death, disability, retirement and termination under voluntary, involuntary (for cause), involuntary (not for cause or for good reason), or change in control circumstances. Mr. Donnelly’s termination benefits are consistent with the terms of our previous CEO’s agreement and were approved by the Committee upon Mr. Donnelly’s initial hiring in 2008 in order to attract him to Textron. Since hiring Mr. Donnelly, the Committee no longer agrees to formal employment contracts which provide for individual termination protection. Mr. Connor, Mr. Lupone and Ms. Johnson are each eligible for termination benefits that are available to all corporate officers as provided by the Textron Severance Plan for Key Executives.

With regard to retirement benefits, in order for Textron to attract Mr. Donnelly to join the Company after his 19-year career at GE, his pension benefits were designed to take into account his years of service at GE so that he would not be disadvantaged by joining Textron. This benefit has been effected through the adoption of an amendment to the Textron Spillover Pension Plan adding an appendix which provides a “wrap-around pension benefit” to Mr. Donnelly in order to compensate for pension benefits at GE that would otherwise not keep pace with his increasing compensation over the course of his career upon joining Textron. The benefit takes into account his service with both GE and Textron and uses the definition of pensionable compensation and final average compensation in the Textron Spillover Pension Plan. This nonqualified pension benefit will become 100% vested upon the earlier of his completion of ten years of service with Textron or his attainment of age 62 while employed by Textron and will be reduced by the combined value of any other benefit which he is eligible to receive under (i) a tax-qualified defined benefit plan maintained by GE, (ii) a tax-qualified defined benefit plan maintained by Textron and (iii) the Textron Spillover Pension Plan.

Mr. Connor’s letter agreement provides for an enhanced pension benefit which will give him an additional three years of credited service under the Textron Spillover Pension Plan, subject to the vesting terms of that Plan. Neither Mr. Lupone nor Ms. Johnson has been provided any supplemental or enhanced pension benefits.

Tax Considerations

Section 162(m) of the Internal Revenue Code provides that no U.S. income tax deduction is allowable to a publicly held corporation for non-performance-based compensation in excess of $1 million paid to a “covered employee” (generally the NEOs (other than the chief financial officer)). “Performance-based compensation,” which is exempt from the $1 million limitation, must be payable based upon meeting pre-established and objective performance goals established by the Committee under a plan that has been approved by shareholders and meets other tax code requirements.

Our policy generally has been to maximize our tax deduction for compensation payable to executives, while preserving the Committee’s ability to structure our executive compensation program to meet the objectives discussed above, including to reward individual and team performance. We intend to claim a tax deduction for stock options granted under the 1999 Long-Term Incentive Plan and the 2007 Long-Term Incentive Plan. In addition, annual incentive compensation awards and PSU awards each have financial components that are intended to qualify as performance-based compensation. Because there are uncertainties as to the application of regulations under Section 162(m), as with most tax matters it is possible that our deductions may be challenged or disallowed. In addition, annual incentive compensation awards and PSU awards typically also include a component based on achievement of other performance objectives that may not be intended to qualify as performance-based compensation, and other types of compensation awarded to the NEOs also may not be intended to qualify as performance-based compensation.

Textron allows executives, including those whose income might otherwise be subject to the $1 million limitation, to defer compensation voluntarily into the Deferred Income Plan for Textron Executives. Compensation thus deferred is not intended to be subject to the $1 million limitation.

A portion of the expenses incurred by Textron related to non-business travel on Company aircraft, which is permitted only by the CEO, may not be deductible as business expenses under the Internal Revenue Code. As a result, providing personal use of Company aircraft as a perquisite to the CEO may result in an increased tax expense to the Company.

EXECUTIVE COMPENSATION

The following Summary Compensation Table sets forth information concerning compensation of our principal executive officer, principal financial officer, each other individual who was serving as an executive officer at the end of Textron’s 2012 fiscal year, and one former executive officer (each, an “NEO” and collectively, the “NEOs”).

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)	Total ($)
Scott C. Donnelly	2012	1,000,000	0	5,982,367	3,057,000	1,187,000	701,119	104,154	12,031,640
Chairman, President and Chief	2011	1,000,000		5,322,686	2,241,217	1,402,800	1,467,676	84,798	11,519,177
Executive Officer	2010	1,000,000		3,836,253	1,741,099	1,767,600	297,737	71,331	8,714,020
Frank T. Connor	2012	750,000	0	1,866,743	933,475	630,000	290,799	49,100	4,520,117
Executive Vice President and	2011	750,000		1,837,761	684,529	745,238	311,045	45,160	4,373,733
Chief Financial Officer	2010	750,000		1,473,502	620,265	939,038	192,971	52,700	4,028,476
Cheryl H. Johnson	2012	246,904	0	432,817	45,030	178,000	94,381	123,514	1,120,646
Executive Vice President, Human Resources
E. Robert Lupone	2012	537,692	325,000	1,379,631	458,550	445,000	0	858,669	4,004,542
Executive Vice President, General Counsel and Secretary
John D. Butler(7)	2012	290,769	0	909,530	454,882	180,491	1,642,730	2,395,379	5,873,781
Executive Vice President	2011	560,000		905,774	333,625	425,516	2,225,393	71,555	4,521,863
Administration and Chief Human Resources Officer	2010	560,000		727,896	301,955	536,172	1,464,623	71,923	3,662,569

(1)	Mr. Lupone received a cash sign-on bonus of $325,000 as compensation for the forfeiture of a retention award that would have been payable by his prior employer.

(2)	The numbers shown in this column represent the grant date fair values of equity awards granted during the fiscal year, whether settled in stock or cash. These awards include PSUs (granted in 2010, 2011 and 2012) and RSUs (granted in 2012), which are described in the CD&A. The grant date fair values have been determined based on the assumptions and methodologies set forth in Note 12 Share-Based Compensation in Textron’s Annual Report on Form 10-K for the fiscal year ended December 29, 2012. For PSUs, since performance criteria are established on an annual basis, the amounts shown are for the first year of the three-year performance period beginning in 2012, plus the second year of the three-year performance cycle beginning in 2011, plus the third year of the three-year performance cycle beginning in 2010. The grant date fair value of each equity-based component for 2012 is detailed below.

	Mr. Donnelly	Mr. Connor	Ms. Johnson	Mr. Lupone	Mr. Butler
Performance Share Units	$3,076,450	$979,395	$0	$193,728	$477,140
Restricted Stock Units	2,905,917	887,348	432,817	1,185,903	432,390

Total	$5,982,367	$1,866,743	$432,817	$1,379,631	$909,530

The PSU values above represent target performance. Assuming maximum performance is achieved, then the grant date fair value of the PSUs would be: Mr. Donnelly $4,614,675, Mr. Connor $1,469,093, Mr. Lupone $290,592 and Mr. Butler $715,710.

(3)	The amounts that appear in this column represent the grant date fair value of stock options granted during the fiscal year. The grant date fair values have been determined based on the assumptions and methodologies set forth in Note 12 Share-Based Compensation in Textron’s Annual Report on Form 10-K for the fiscal year ended December 29, 2012. The number of shares underlying the stock options granted to each NEO during 2012 is detailed in the Grants of Plan Based Awards in Fiscal 2012 table on page 35.

(4)	The amounts in this column reflect annual incentive compensation earned under Textron’s Short-Term Incentive Plan.

(5)

The amounts in this column are primarily attributable to the executives’ change in actuarial present value of accumulated pension benefits under all defined benefit plans in which the NEOs participate from January 1, 2012 to December 29, 2012. For Mr. Butler, this column also includes $174,475 in above-market non-qualified deferred compensation (NQDC), earnings. Earnings are considered “above-market” if they were higher than 120% of the long-term applicable federal rate with compounding. Deferred Income Plan participants may elect to make their deferrals into either a Moody’s account or a Textron stock unit account. The interest rates applicable to the Moody’s Account are either the Moody’s rate or a “Moody’s Plus” rate, depending upon when the deferral was made and the circumstances under which

Textron employment ends. For purposes of this table, the Moody’s rate has been used for deferrals after 2001, a fixed Moody’s Plus rate of 10% has been used for deferrals made between 1988 and 2001, and a fixed Moody’s Plus rate of 11% has been used for deferrals made prior to 1988. See footnote 2 to the Nonqualified Deferred Compensation table on page 40.

(6)	The amounts in this column include the value of other benefits and the incremental cost to Textron in 2012 of providing various perquisites in 2012, as detailed below:

	Mr. Donnelly	Mr. Connor	Ms. Johnson	Mr. Lupone	Mr. Butler
Spillover Savings Plan Contribution(a)	$37,500	$25,000	$0	$25,892	$0
Contributions to Textron Savings Plan	12,500	12,500	6,461	12,500	12,500
Contributions to Retirement Plans	5,000	5,000	5,000	9,800	5,000
Termination Benefits	0	0	0	0	2,343,441	(b)
Tax Gross-Up Payments(c)	0	0	24,993	98,407	0
Perquisites(d)	49,154	6,600	87,060	712,070	34,438

Total	$104,154	$49,100	$123,514	$858,669	$2,395,379

(a)	These amounts represent the value of cash-settled Textron stock units credited to the NEO’s Spillover Savings Plan account during the year.

(b)	This amount was paid in accordance with Mr. Butler’s separation letter and was intended to represent the difference between Mr. Butler’s retirement occurring on July 1, 2012 rather than on December 31, 2012, including (i) a payment of $631,073 representing annual incentive compensation and long term incentive compensation value that would have been earned if he had retired six months later, (ii) an additional $1,646,368 in pension value that would have accrued if his employment had continued for those six months and (iii) $66,000 of company contributions which would have been made to deferred compensation plans.

(c)	These amounts represent tax gross-up payments received on the relocation benefits provided to Ms. Johnson and Mr. Lupone under the terms of Textron’s standard executive relocation policy. These payments are consistent with the Committee’s policy prohibiting any new agreements requiring the Company to pay tax gross-ups to executive officers because that policy excepts tax gross-ups that are generally available to other employees, such as under the Company’s standard relocation policy.

(d)	These amounts include the cost to Textron of personal benefits provided to executives, including annual physical exams, parking and the incremental cost to Textron of the executives’ family members and friends occasionally accompanying them on business flights. Also included is (i) amounts paid to Ms. Johnson and Mr. Lupone for relocation expenses which included $23,414 and $16,120 in expenses for shipment of household goods and $17,325 and $43,860 in temporary living expenses, for Ms. Johnson and Mr. Lupone, respectively, $22,651 in expenses incurred for the sale of Ms. Johnson’s home, a $100,000 loss on home sale payment to Mr. Lupone, pursuant to the standard executive relocation policy, and a special payment of $535,000 to Mr. Lupone related to loss on home sale as described in the CD&A and (ii) $42,611 and $28,522 for the incremental cost to Textron for use of corporate aircraft by Mr. Donnelly and Mr. Butler, respectively, deemed reportable as a perquisite under the proxy rules. For proxy reporting purposes, Textron values the use of corporate aircraft by using an incremental cost method that takes into account variable factors such as cost per flight hour (by aircraft type), landing fees, and hangar fees. The incremental cost of locating aircraft to the origin of a trip, or returning aircraft from the completion of a trip, known as “deadhead” flights, are also included in the amount reported.

(7)	Mr. Butler retired from Textron on July 1, 2012.

Grants of Plan-Based Awards in Fiscal 2012

The following table sets forth information on plan-based compensation awards granted to the NEOs during Textron’s 2012 fiscal year. Annual awards were approved on January 20, 2012 for grant on March 1, 2012.

Grants of Plan-Based Awards in Fiscal 2012

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)		Estimated Future Payouts Under Equity Incentive Plan Awards (2)		All Other Stock Awards: Number of Shares of Stock or Stock Units (#) (3)	All Other Option Awards: Number of Securities Underlying Options(#) (4)	Exercise or Base Price of Option Awards($/sh) (5)	Grant Date Fair Value of Stock and Option Awards (6)
Name	Grant Date	Grant Type	Target ($)	Maximum ($)	Target ($)	Maximum ($)
Scott C. Donnelly		Annual IC	1,200,000	2,400,000
	3/1/2012	PSUs			4,208,168	6,312,252				1,291,528
	3/1/2012	RSUs					104,680			2,905,917
	3/1/2012	Stock Options						300,000	27.760	3,057,000
	3/1/2012	PSUs								1,784,922
Frank T. Connor		Annual IC	637,500	1,275,000
	3/1/2012	PSUs			1,284,993	1,927,490				394,377
	3/1/2012	RSUs					31,965			887,348
	3/1/2012	Stock Options						91,607	27.760	933,475
	3/1/2012	PSUs								585,018
Cheryl H. Johnson		Annual IC	180,000	360,000
	3/1/2012	RSUs					1,542			42,806
	3/1/2012	Stock Options						4,419	27.760	45,030
	7/1/2012	RSUs					15,682			390,011
E. Robert Lupone		Annual IC	450,000	900,000
	2/1/2012	RSUs					29,229			750,016
	3/1/2012	PSUs			631,220	946,831				193,728
	3/1/2012	RSUs					15,702			435,888
	3/1/2012	Stock Options						45,000	27.760	458,550
John D. Butler		Annual IC	182,500	365,000
	3/1/2012	PSUs			626,155	939,233				192,173
	3/1/2012	RSUs					15,576			432,390
	3/1/2012	Stock Options						44,640	27.760	454,882
	3/1/2012	PSUs								284,967

(1)	These amounts refer to awards of annual incentive compensation made under the Textron Inc. Short-Term Incentive Plan.The performance metrics and methodology for calculating payments are described in the CD&A.

(2)	These amounts refer to PSU grants made under the Textron Inc. 2007 Long-Term Incentive Plan, which are performance-based long-term grants of share units paid in cash, designed to reward the achievement of specified goals over three distinct fiscal-year performance periods. The performance metrics and methodology for calculating payments are described in the CD&A. Grants of PSUs in 2012 vest following fiscal 2014. The “target” amount to be paid in 2015 assumes 100% earned and is based on the 2012 fiscal year-end share price of $24.12. The “maximum” that can be paid per the plan design is 150% of the PSUs granted, as described in the CD&A.

(3)	These amounts represent the number of RSUs granted in 2012 pursuant to the Textron Inc. 2007 Long-Term Incentive Plan. RSUs earn dividend equivalents until vested and vest ratably over three years, beginning on March 1, 2015, three years after the grant date, and annually thereafter.

(4)	These amounts represent the number of stock options granted in 2012 pursuant to the Textron Inc. 2007 Long-Term Incentive Plan. All annual grants of stock options vest ratably over three years, beginning on March 1, 2013, and annually thereafter.

(5)	Reflects the exercise price for the stock options granted on March 1, 2012 which is equal to the closing price on the grant date.

(6)

Represents the grant date fair value of each equity award listed in the table as determined in accordance with FASB Accounting Standards Codification 718. With respect to PSUs granted in 2012, the amounts in this column represent the value of only the 2012 portion of the 2012-2014 grant since the grant is subject to three single-year performance periods (2012, 2013 and 2014). With respect to PSUs granted in 2010 and 2011, the amounts in this column represent the value of only the 2012 portion of the grants since the grants are subject to three single-year performance periods.

Outstanding Equity Awards at 2012 Fiscal Year-End

The following table sets forth information with respect to the NEOs concerning unexercised options, stock awards that have not yet vested, and equity incentive plan awards as of the end of our 2012 fiscal year.

Outstanding Equity Awards at 2012 Fiscal Year-End

		Option Awards				Stock Awards
Name	Grant Date(1)	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)(2)	Option Expiration Date	Type of Stock Award(3)	Grant Year	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($)(5)
Scott C. Donnelly	3/1/2012	0	300,000	27.7600	3/1/2022	RSU	2012	104,680	2,524,882
	3/1/2011	75,922	151,844	26.2500	3/1/2021	PSU	2012			174,468	3,366,535
	3/1/2010	157,069	78,533	20.2100	3/1/2020	PSU	2011			114,365	2,758,484
	2/27/2009	100,746	0	5.6500	2/27/2019	RSU	2011	68,619	1,655,090
	7/3/2008	120,000	80,000	47.8400	7/3/2018	RSU	2010	52,424	1,264,467
						RSU	2009	35,952	867,162
						RSU	2008	25,982	626,686
Frank T. Connor	3/1/2012	0	91,607	27.7600	3/1/2022	RSU	2012	31,965	770,996
	3/1/2011	23,189	46,377	26.2500	3/1/2021	PSU	2012			53,275	1,027,994
	3/1/2010	55,956	27,977	20.2100	3/1/2020	PSU	2011			34,930	842,512
	8/5/2009	80,000	0	14.3400	8/5/2019	RSU	2011	20,958	505,507
						RSU	2010	18,676	450,465
						RSU	2009	28,000	675,360
Cheryl H. Johnson	3/1/2012	0	4,419	27.7600	3/1/2022	RSU	2012	17,224	415,443
	3/1/2011	860	1,718	26.2500	3/1/2021	RSU	2011	776	18,717
	8/1/2010	548	0	20.7600	2/28/2018	RSU	2010	1,274	30,729
	8/1/2010	623	0	20.7600	3/1/2017	RSU	2009	1,187	28,630
						RSU	2008	140	3,377
E. Robert Lupone	3/1/2012	0	45,000	27.7600	3/1/2022	RSU	2012	44,931	1,083,736
						PSU	2012			26,170	504,976
John D. Butler	3/1/2012	29,760	14,880	27.7600	7/1/2015	PSU	2012			4,315	83,262
	3/1/2011	33,905	0	26.2500	7/1/2015	PSU	2011			8,985	216,718
	3/1/2010	40,860	0	20.2100	7/1/2015
	2/27/2009	7,488	0	5.6500	7/1/2015
	2/29/2008	28,446	0	54.1700	7/1/2015
	3/1/2007	42,746	0	45.8500	7/1/2015
	3/1/2006	33,146	0	43.9750	7/1/2015
	2/23/2005	38,260	0	38.2875	2/23/2015
	2/12/2004	3,544	0	28.2150	2/12/2014

(1)	Stock option awards associated with each annual grant vest ratably over three years on each anniversary of the grant date.

(2)	For grants beginning in 2007, the exercise price of stock options is equal to the closing price on the date of grant. For grants prior to 2007, in accordance with the 1999 Long-Term Incentive Plan, the exercise price for these grants was equal to the average of the high and low trading prices on the grant date.

(3)	The following types of stock awards are shown in this table:

(a)	“PSU” refers to performance share units. These units reward achievement of long-term goals over a three-year performance period, vesting at the end of the third fiscal year. They are settled in cash and valued based on the average closing price of Textron common stock for the first ten trading days of the fiscal year following vesting. Further information about these awards can be found in the CD&A.

(b)	“RSU” refers to restricted stock units. RSUs granted in 2008 and prior vest ratably over three years beginning on the third anniversary of the date of grant. Upon vesting, common stock will be issued to the executive. RSUs granted in 2009 and 2010 are payable in cash and vest ratably over five years, beginning on the first anniversary of the date of grant. RSUs granted in 2011 vest ratably over five years, beginning on the first anniversary of the date of grant, and upon vesting common stock will be issued to the executive. Since 2008, all RSUs have been issued with the right to receive dividend equivalents. RSU’s granted in 2012 vest ratably over three years beginning on the third anniversary of the grant date. Upon vesting, common stock will be issued to the executive, with the exception of Ms. Johnson who has 1,542 RSUs granted in 2012 which are payable in cash.

(4)	The market value of RSUs that have not vested as of December 29, 2012 was calculated using the fiscal year-end closing share price of $24.12 multiplied by the number of unvested units as of that date.

(5)	PSUs granted in 2011 and 2012 vest, to the extent earned, on December 28, 2013 and December 27, 2014, respectively. The market value of PSUs that have not vested as of year-end 2012 was calculated using the fiscal year-end closing share price of $24.12 multiplied by the number of unvested units assuming that 100% (prior to the TSR modifier for the 2012 units) of the units are earned (representing the target performance level).

Option Exercises and Stock Vested in Fiscal 2012

The following table provides information concerning option exercises and the vesting of stock, including PSUs and RSUs, during Textron’s 2012 fiscal year for each NEO.

Option Exercises and Stock Vested in Fiscal 2012

	Option Awards		Stock Awards
Name	Number of shares acquired on exercise (#)	Value Realized on Exercise ($)	Type of Equity Award (1)	Number of Shares or Units Acquired on Vesting (#)		Value Realized on Vesting ($) (2)
Scott C. Donnelly			PSU RSU	129,563 87,789		3,379,000 2,406,364

						5,785,364

Frank T. Connor			PSU RSU	46,166 25,465		1,204,000 706,908

						1,910,908
Cheryl H. Johnson			PSU	0		0
			RSU	1,528		42,417

						42,417

E. Robert Lupone			PSU	0		0
			RSU	0		0

						0

John D. Butler	17,699	326,901	PSU	19,660		513,000
	4,536	9,435	RSU	35,617	(3)	930,650

						1,443,650

(1)	“PSU” refers to performance share units and “RSU” refers to restricted stock units. PSUs and RSUs are described in more detail in the footnotes to the previous table.

(2)	Valuation methodology for the PSUs is described in footnote 5 to the Outstanding Equity Awards at 2012 Fiscal Year-End table.

(3)	19,555 RSUs held by Mr. Butler vested upon his retirement.

Pension Benefits in Fiscal 2012

The table below sets forth information on the pension benefits for the NEOs under each of the Company’s pension plans:

Pension Benefits

Name	Plan Name	Number of Years of Credited Service	Present Value of Accumulated Benefit($)(1)	Payments During Last Fiscal Year($)(4)
Scott C. Donnelly	TRP	4.50	95,392	0
	Spillover	4.50	793,243	0
	Wrap Around	23.50(2)	3,235,495	0

	Total		4,124,130	0
Frank T. Connor	TRP	3.42	80,811	0
	Spillover	3.42	420,462	0
	Additional Credited Service	3.00(2)	440,142	0

	Total		941,415	0
Cheryl H. Johnson	TRP (Bell)	3.50	75,809	0
	TRP (Textron)	11.25	250,907	0
	Spillover (Bell)	3.50	7,491	0
	Spillover (Textron)	11.25	26,418	0

	Total		360,625	0
E. Robert Lupone	TRP	N/A	N/A	N/A
	Spillover	N/A	N/A	N/A

	Total		N/A	N/A
John D. Butler	TRP	15.00	652,201	17,778
	Spillover	15.00	8,018,333	189,770
	SRP	N/A(3)	8,315,531	196,133

	Total		16,986,065	403,681

(1)	The present value of the accumulated benefit has been calculated consistent with the assumptions set forth in Note 13 Retirement Plans in Textron’s Annual Report on Form 10-K for the fiscal year ended December 29, 2012.

(2)	Years of extra service granted to the executive by contract.

(3)	Benefits under the SRP are not based upon years of service but are based upon age.

(4)	Mr. Butler retired from the company in July 2012.

A brief description of each of the Company’s pension plans referenced above follows:

TRP: Textron Retirement Program

Effective January 1, 2007, Textron consolidated its retirement benefits for U.S. salaried and eligible bargained employees into a single program, the Textron Retirement Program (“TRP”). The TRP is designed to be a “floor-offset” arrangement which has two parts. The first is a traditional defined pension benefit which provides a set monthly income (pension) at retirement through a formula based on age, years of service, and annual compensation. The second is a new defined contribution benefit called the Textron Retirement Account Plan. The traditional plan design formula is slightly different than the prior plan as it is no longer integrated with social security. The benefit provided to the participant will be the greater of the traditional pension benefit or the value provided by the Textron Retirement Account Plan. Transition rules between the prior plan design and the new plan design provide that participants who meet certain rules will be grandfathered. This means that their benefit will be calculated under the prior pension formula as well as the new TRP and they will receive the larger amount of the two. Mr. Butler met the grandfathering rules. The TRP is funded and tax qualified.

Benefits under the new defined pension formula are based on one and one-third percent of eligible compensation. Benefits under the prior formula are based on a one percent annual benefit for eligible compensation up to the “covered compensation” level ($53,262 in 2012), plus an additional amount equal to one and one-half percent of eligible compensation in excess of covered compensation. “Eligible Compensation” includes base salary plus annual incentive payments in a given year, up to the Internal Revenue Code limit ($250,000 in 2012). The benefit formula is calculated based on eligible employees’ highest consecutive five-year average eligible compensation throughout their career at Textron. Provided an employee meets the five years of qualifying service to become vested in the TRP, the accumulated benefit earned during an employee’s career is payable in monthly installments after retirement. While the normal retirement age under the TRP is 65, eligible grandfathered employees can earn a full benefit upon attainment of age 62. Eligible employees who meet defined age and service criteria can retire and begin collecting a reduced benefit as early as age 55. Mr. Butler qualified for a full benefit due to his age and service to Textron.

Under the Textron Retirement Account Plan, Textron makes annual contributions to a participant’s account equal to 2% of eligible compensation up to the Internal Revenue Code limit, and the account balance is adjusted for investment gains and losses. The participant may receive the account in a lump sum or as an actuarially equivalent annuity upon termination of employment at any age. The value of any distribution from the Textron Retirement Account Plan offsets benefits accrued after 2006 under the pension formula.

Effective January 1, 2010, the TRP was closed to new entrants, and new employees, including Mr. Lupone, instead receive an annual company contribution to the Textron Savings Plan equal to 4% of eligible compensation up to the Internal Revenue Code Limit.

SPP: Spillover Pension Plan

Textron maintains the Spillover Pension Plan (“SPP”) to compensate certain Textron executives for pension benefits that would have been earned but for limitations imposed on tax-qualified plans under federal law. The formula for the SPP is the same as the formula for the defined benefit portion of the qualified plan (the TRP). Eligible compensation components include base salary, annual incentive compensation earned or, after 2006, paid in a given year and for Mr. Butler, PSU payments. The amount included in the formula equals the total of these components (whether or not deferred), less the Internal Revenue Code limit noted above ($250,000 in 2012). Benefits under the SPP also vest after five years of qualifying service, and are generally paid under the same age and service requirements as the defined benefit portion of the TRP. This plan is unfunded and not qualified for tax purposes.

In 2008, an appendix was added to the SPP for certain designated participants hired on or after January 1, 2008, including Mr. Donnelly, to provide a “Wrap-Around” pension benefit. This appendix will recognize an additional benefit service accrual identified in the offer letter of the designated participant and the resulting calculation will be offset by the prior employer age 65 benefit as described in the offer letter, and any qualified and non-qualified age 65 benefit provided by Textron. Specific to Mr. Donnelly, refer to the CD&A for details on his “Wrap-Around” benefit.

Effective January 1, 2010, the SPP was closed to new entrants except for those who were participants in the Textron Retirement Program on December 31, 2009.

SRP: Supplemental Retirement Plan

Mr. Butler also participated in the Supplemental Retirement Plan for Textron Key Executives (“SRP”), which provides benefits to participants who remain in the employ of Textron until at least age 60. Mr. Butler qualified to receive benefits under the plan, which is unfunded and not qualified for tax purposes. The SRP was closed to new entrants in 2008.

Under the SRP, participating executives are entitled to receive a pension benefit equal to 50% of their highest consecutive five years of eligible earnings at age 65, reduced by any amounts to which they are entitled under the Textron plans described above and, except as may be provided in individual employment agreements, those of any prior employer. A reduced benefit of between 25% and 45% of their highest consecutive five-year average compensation is earned under the SRP for retirement at or between the ages of 60 to 64, respectively. The definition of eligible compensation for purposes of calculating a benefit under the SRP is the same as the definition of eligible compensation under the SPP as described above, except that eligible compensation under the SRP excludes PSUs awarded after 2005.

Nonqualified Deferred Compensation

The table below shows the deferred compensation activity for each NEO during 2012 under non-qualified deferred compensation plans maintained by Textron.

Nonqualified Deferred Compensation

Name	Plan Name	Registrant Contributions in Last FY ($)(1)	Aggregate Earnings in Last FY ($)(2)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last FYE ($)(3)
Scott C. Donnelly	Deferred Income Plan	0	0	0	0
	Spillover Savings Plan	37,500	38,855	0	189,000

	Total	37,500	38,855	0	189,000

Frank T. Connor	Deferred Income Plan	0	0	0	0
	Spillover Savings Plan	25,000	17,176	0	91,973

	Total	25,000	17,176	0	91,973

Cheryl H. Johnson	Deferred Income Plan	0	2,169	0	52,614
	Spillover Savings Plan	0	0	0	0
	Total	0	2,169	0	52,614

E. Robert Lupone	Deferred Income Plan	0	0	0	0
	Spillover Savings Plan	25,892	0	0	25,892

	Total	25,892	0	0	25,892

John D. Butler	Deferred Income Plan	0	1,634,964	0	16,886,909
	Spillover Savings Plan	0	62,619	(94,822)	113,596

	Total	0	1,697,583	(94,822)	17,000,504

(1)	The amounts shown in this column include contributions made by Textron into each executive’s notional deferred income account in the Textron Spillover Savings Plan (the “SSP”) in 2012. Under the SSP, if a participant contributes at least 10% of eligible compensation to the tax-qualified Textron Savings Plan, the participant’s stock unit account under the SSP is credited with a match equal to 5% of eligible compensation reduced by the matching contribution under the Textron Savings Plan. These amounts are also reported in the “All Other Compensation” column in the Summary Compensation table.

(2)	The amounts in this column reflect aggregate earnings during the fiscal year on amounts accrued in the participants’ accounts under the DIP and the SSP, if applicable, based upon the terms of each plan, as described below. To the extent the credited rate exceeds 120% of the long-term applicable federal rate, such earnings are considered “above-market earnings”; in this case, the amount of these earnings that are considered above-market are also reported in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column in the Summary Compensation Table. The amount of above-market earnings attributable to Mr. Butler for 2012 is $174,475.

(3)	Of these balances, the following amounts were reported in Summary Compensation Tables in prior-year proxy statements beginning with the 2007 proxy statement (for fiscal 2006): Mr. Donnelly $116,048, Mr. Connor $55,557 and Mr. Butler $804,430. The amounts in the preceding sentence do not include: (i) amounts deferred prior to fiscal 2006, and (ii) deferrals of certain cash-settled stock unit awards, all of which are reflected in the aggregate balances shown above. This information is provided to clarify the extent to which amounts payable as deferred compensation represent compensation reported in our prior proxy statements, rather than additional currently earned compensation.

A brief description of the Company’s deferred compensation plans referenced above follows:

DIP: Deferred Income Plan for Textron Executives

NEOs deferring compensation into the Deferred Income Plan for Textron Executives (“DIP”) have forgone current compensation in exchange for an unsecured promise from the Company to pay the deferred amount after their employment ends. NEOs can defer up to 25% of base salary and up to 80% of certain other cash compensation including annual incentive compensation and long-term incentive distributions settled in cash. The “principal” amount that is deferred can be credited with either a Moody’s-based interest rate or a rate of return that approximates the return on investment for a share of Textron common stock, including dividend equivalents, based upon the elections made annually by each NEO. The interest rates applicable to the Moody’s account are either the Moody’s Rate or a “Moody’s Plus” rate. The Moody’s rate is the average Moody’s Corporate Bond Yield Index as published by Moody’s Investors Service, Inc. The compounded Moody’s yield for 2012 was 4.30%, which was applied to all deferrals made subsequent to December 31, 2001. For DIP participant deferrals made prior to January 1988, the rate will be either the Moody’s rate plus 3%, but not less than 11%, (the “Moody’s Plus” rate) or the Moody’s rate but not less than 8%, and for deferrals made from January 1988 through December 2001, the rate will be either the Moody’s rate plus 2%, but not less than 10% (the “Moody’s Plus” rate), or the Moody’s rate, but not less than 8%. The applicable rates depend on the circumstances under which Textron employment ends. Textron makes a matching contribution in the NEO’s stock unit account equal to 10% of any elective deferred income allocated initially by the NEO to the stock unit account.

Per the DIP plan document, the earnings on the Moody’s account balance will be credited using the Moody’s Plus rate if Textron employment ends (i) at or after age 62 (other than for less than acceptable performance or by reason of death); (ii) as a result of total disability as defined under the Textron Master Retirement Plan; or (iii) under other circumstances approved in writing by Textron’s Chief Executive Officer and Chief Human Resources Officer. The DIP allows participants to make certain distribution elections to receive DIP balances subsequent to termination.

SSP: Textron Spillover Savings Plan

The Textron Spillover Savings Plan (the “SSP”) makes up for forgone Company matches into the tax-qualified Textron Savings Plan because of federal compensation limits and as a result of deferring income under the Deferred Income Plan for Textron Executives (DIP). NEO contributions to the qualified savings plan are capped at 10% of eligible compensation up to the Internal Revenue Code limit ($250,000 in 2012). Contributions under the SSP are tracked in the form of unfunded book-entry accounts credited as stock units, which earn dividend equivalents and which are reinvested into stock units. NEOs are not permitted to make contributions to the SSP.

Potential Payments Upon Termination or Change in Control

The discussion and tables below reflect the amount of compensation that would become payable to each of the NEOs under existing plans and arrangements if the named executive’s employment had terminated and/or a change in control had occurred on December 28, 2012, the last business day of Textron’s 2012 fiscal year. Information is provided with respect to the following termination scenarios — voluntary, “for cause”, death or disability, “not for cause” or “Good Reason”, change in control — and is based upon the named executive’s compensation and service levels as of such date and, if applicable, based on the Company’s closing stock price on that date.

In addition, in connection with any future actual termination of employment, the Company may determine to enter into an agreement or to establish an arrangement providing additional benefits or amounts, or altering the terms of benefits described below, consistent with the terms of employment contracts and as the Organization and Compensation Committee believes appropriate. The actual amounts that would be paid upon a NEO’s termination of employment can be determined only at the time of such executive’s separation from the Company. Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be higher or lower than reported below. Factors that could affect these amounts include the timing during the year of any such event, the Company’s share price and the executive’s age.

Payments Made Upon a Voluntary Termination by an Executive

Voluntary termination occurs when the NEO leaves the Company at his or her own will (e.g., voluntary resignation or retirement). Upon a voluntary termination each of the NEOs are entitled only to their accrued obligations.

Payments Made Upon a Termination “for Cause” by the Company

A “for cause” termination occurs when a NEO is separated from Textron after engaging in one or more activities including, but not limited to: (i) conviction of, or pleading nolo contendere or guilty to, a felony (other than a traffic infraction or a crime involving vicarious liability under certain circumstances), (ii) willful misrepresentation, fraud or dishonesty for personal enrichment at the expense of Textron, (iii) willful misconduct or behavior, willful violation of the Company’s Business Conduct Guidelines, or breach of the NEO’s fiduciary duties, in each case, that results in material harm to Textron, or (iv) willful failure to attempt to perform his or her duties or willful failure to attempt to follow the legal written direction of the Board. Upon a termination “for cause,” each of the NEOs would be entitled only to their accrued obligations.

Payments Made Upon a Termination in Connection with Death or Disability

Upon a termination in connection with death, disability or due to retirement at or after the executive’s attainment of age 65, each of the NEOs would be entitled to their accrued obligations as well as the following:

•

All RSUs outstanding for at least six months would vest pro-rata, outstanding stock options would vest in full, and PSUs outstanding for at least twelve months would vest pro-rata and the executive or the executive’s estate would have three years from termination date to exercise outstanding stock options.

•	Full vesting of benefits under the Textron Savings Plan, SSP, DIP and Retirement Account Plan

Payments Made Upon a “Not for Cause” Termination by the Company or by an Executive for “Good Reason”

Mr. Donnelly

A “not for cause” termination (also called “involuntary termination”) occurs when employment ends either at the initiation of Textron, but without circumstances that would indicate a “for cause” situation, or at the initiation of the executive for “Good Reason.” Mr. Donnelly’s letter agreement with the Company provides certain severance benefits in the event of a “not for cause” or “Good Reason” termination. “Good Reason” means the occurrence of one or more of the following: (i) the assignment to Mr. Donnelly of duties that are materially inconsistent with his position, (ii) the material reduction of Mr. Donnelly’s position, (iii) the forced relocation of Mr. Donnelly’s principal office, (iv) a reduction in Mr. Donnelly’s salary or other benefits, (v) the failure of the Company to deliver to Mr. Donnelly a satisfactory written agreement from any successor to the Company to assume and agree to perform under the letter agreement, or (vi) other material breach by Textron of the letter agreement. Upon a termination “not for cause,” or for “Good Reason,” Mr. Donnelly would be entitled to his accrued obligations as well as the following:

•	Cash Severance Benefit Comprised of:

–	Two times the sum of (i) base salary and (ii) the greater of (a) the termination year target annual cash incentive compensation and (b) the average annual cash incentive compensation earned during the last three fiscal years. This amount would be paid in monthly installments over two years.

–	A pro-rated annual cash incentive compensation payment (based on actual performance) for the year of termination, paid in a lump sum in the year following termination.

•	Treatment of Long-Term Incentive Awards:

–	Unvested stock options would be subject to full vesting acceleration for that portion of the awards that would have vested within two years after termination

–	PSUs would be subject to pro-rata vesting through the termination date

•	Benefits Under Pension and Nonqualified Deferred Compensation Plans:

–	Credit for an additional two and one half years of age and service and compensation under all defined benefit-type retirement plans (including the SPP)

–	A lump sum payment equal to two times the amount of maximum Company annual contribution or match to any defined contribution-type plan in which the executive participates

•

Continuation of Insurance Coverage: Continued coverage (or the cash equivalent thereof) for two years under the Company’s term life insurance and long-term disability insurance plans, and, to the extent eligible on the date of termination, under the accidental death and dismemberment insurance and dependent life insurance plans

Other NEOs

The Severance Plan for Textron Key Executives, in which each of the other NEOs participates, provides severance pay for involuntary termination only if the executive signs a release provided in and required by the plan document. This severance pay is equal to the sum of: (i) the executive’s annual rate of base salary at the date of severance, and (ii) the larger of (a) the average of his or her three most recent actual awards of annual incentive compensation (whether or not deferred) and (b) his or her current target incentive compensation under the annual incentive compensation plan.

Payments Made Upon a Termination in Connection with a “Change in Control”

Mr. Donnelly

A “change in control” termination would occur if Mr. Donnelly experiences a “not for cause” termination during the period beginning 180 days before a change in control and ending on the second anniversary of the change in control. Mr. Donnelly’s letter agreement with the Company provides certain severance benefits in the event of a “change in control” termination. For purposes of Mr. Donnelly’s letter agreement, a “change in control” means the occurrence of any of the following events: (i) any person unrelated to Textron acquires more than 30% of Textron’s then outstanding voting stock, (ii) a majority of the members of the Board of Directors are replaced in any two-year period other than in specific circumstances, (iii) the consummation of a merger or consolidation of Textron with any other corporation, other than a merger or consolidation in which Textron’s voting securities outstanding immediately prior to such merger or consolidation continue to represent at least 50% of the combined voting securities of Textron or such surviving entity immediately after such merger or consolidation, or (iv) shareholder approval of an agreement for the sale or disposition of all or substantially all of Textron’s assets or a plan of complete liquidation. Upon a termination in connection with a “change in control,” Mr. Donnelly would be entitled to his accrued obligations as well as the following:

•	Cash Severance Benefit, Payable in a Lump Sum, Comprised of:

–	Three times base salary

–	Pro-rated portion of the greater of (i) the termination year target annual cash incentive compensation and (ii) the prior year annual cash incentive compensation

–	Three times the greater of (i) the average annual cash incentive compensation over the three years prior to the earlier of the change of control or the termination and (ii) the termination year target annual cash incentive compensation

•	Treatment of Long-Term Incentive Awards:

–	Outstanding unvested stock options, PSUs and RSUs would be subject to immediate and full vesting acceleration as of the termination date;

–	PSUs granted in 2011 and 2012 will be paid based on actual performance through the change in control and based on target performance after the change in control.

•	Benefits Under Pension and Nonqualified Deferred Compensation Plans:

–	Full vesting and credit for an additional three years of age and service and compensation under all defined benefit-type retirement plans (including the SPP)

–	Full vesting acceleration under the Spillover Savings Plan

–	A payment equal to three times the amount of maximum Company annual contribution or match to any defined contribution-type plan in which the executive participates

•

Continuation of Insurance Coverage: Continued coverage (or the cash equivalent thereof) for three years under the Company’s term life insurance and long-term disability insurance plans, and, to the extent eligible on the date of termination, under the accidental death and dismemberment insurance and dependent life insurance plans

–	Additional Perquisites: Outplacement assistance for up to one year following termination

–	Tax Gross-Up Payment: Subject to certain conditions, the Company would gross-up severance payments to cover the executive’s excise taxes determined in accordance with Sections 4999 and 280G of the Internal Revenue Code.

Other NEOs

The Severance Plan for Textron Key Executives, in which each of the other NEOs participates, provides severance pay and severance benefits in the event of an involuntary termination following a change of control only if the executive signs a release provided in and required by the plan document. The severance pay, payable in a lump sum, is equal to the sum of: (i) the executive’s annual rate of base salary at the date of severance, and (ii) the larger of (a) the average of his or her three most recent actual awards of annual incentive compensation (whether or not deferred) and (b) his or her current target incentive compensation under the annual incentive compensation plan. In addition, medical and dental benefits would be provided by Textron to the executive and to his or her dependents, on terms which are not less favorable to them than the terms existing immediately before severance. Such severance benefits would be continued for eighteen months following severance (or, if less, until the executive or dependent obtains comparable coverage under another employer’s plan or Medicare).

Under the Severance Plan for Textron Key Executives, “change of control” means the occurrence of any of the following events: (i) any person unrelated to Textron (a) becomes (other than by acquisition from Textron) the beneficial owner of more than 50% of Textron’s then outstanding voting stock, (b) acquires more than 30% of Textron’s then outstanding voting stock, or (c) acquires all or substantially all of the total gross fair market value of all of the assets of Textron, (ii) a merger or consolidation of Textron with any other corporation occurs, other than a merger or consolidation that would result in the voting securities of Textron outstanding immediately before the merger or consolidation continuing to represent 50% or more of the combined voting power of the voting securities of Textron or such surviving entity outstanding immediately after such merger or consolidation, or (iii) during any 12-month period, a majority of the members of the Board is replaced by directors whose appointment or election is not endorsed by a majority of the members of the Board of Directors before the date of their appointment or election.

In addition, in the event of a change of control, the other NEOs would receive (i) full vesting acceleration under the SPP and SSP and (ii) full vesting of all long-term incentive awards which would be payable in the same manner described above for Mr. Donnelly.

The following tables show potential payment to our NEOs under existing agreements, plans or other arrangements, for various scenarios involving a termination of employment, assuming the termination date to be December 28, 2012, and, where applicable, using the closing price of our common stock of $24.12 (as reported on the New York Stock Exchange on December 28, 2012, the last trading day of our fiscal year).

Scott C. Donnelly

	Voluntary	Disability	Death	For Cause	Not For Cause	Change in Control(1)
Annual Incentive / Severance	$1,187,000	$1,187,000	$1,187,000	$0	$5,850,258	$8,397,686
RSU settled in stock or cash	0	3,660,355	3,660,355	0	0	6,938,287
Stock Options	0	2,781,982	2,781,982	0	2,781,982	2,781,982
Cash settlement of PSUs (2)	3,379,003	6,404,670	6,404,670	0	6,404,670	9,601,893
Cash settlement of Deferred Income Plan	0	0	0	0	0	0
Pension benefit (3)	0	3,235,495	3,296,443	0	0	6,677,161
Savings Plan benefit	380,454	449,381	449,381	380,454	380,454	449,381
Other benefits (4)	0	0	0	0	121,676	317,514
Tax gross-up	0	0	0	0	0	9,780,099

Sub-Total	$4,946,457	$17,718,883	$17,779,831	$380,454	$15,539,040	$44,944,003
Less: accumulated deferred income plan and vested pension and savings plan benefits	(380,454)	(380,454)	(380,454)	(380,454)	(380,454)	(380,454)

Amount Triggered due to Termination	$4,566,003	$17,338,429	$17,399,377	$0	$15,158,586	$44,563,549

Frank T. Connor

	Voluntary	Disability	Death	For Cause	Not For Cause	Change in Control(1)
Annual Incentive / Severance	$630,000	$630,000	$630,000	$0	$2,160,088	$2,160,088
RSU settled in stock or cash	0	1,372,187	1,372,187	0	0	2,402,328
Stock Options	0	1,110,578	1,110,578	0	0	1,110,578
Cash settlement of PSUs (2)	1,204,009	2,128,048	2,128,048	0	2,128,048	3,104,407
Cash settlement of Deferred Income Plan	0	0	0	0	0	0
Pension benefit (3)	0	0	0	0	0	515,966
Savings Plan benefit	191,175	263,723	263,723	191,175	191,175	263,723
Other benefits (4)	0	0	0	0	0	19,784
Tax gross-up	0	0	0	0	0	0

Sub-Total	$2,025,184	$5,504,536	$5,504,536	$191,175	$4,479,311	$9,576,874
Less: accumulated deferred income plan and vested pension and savings plan benefits	(191,175)	(191,175)	(191,175)	(191,175)	(191,175)	(191,175)

Amount Triggered due to Termination	$1,834,009	$5,313,361	$5,313,361	$0	$4,288,136	$9,385,699

Cheryl H. Johnson

	Voluntary	Disability	Death	For Cause	Not For Cause	Change in Control(1)
Annual Incentive / Severance	$178,000	$178,000	$178,000	$0	$658,000	$658,000
RSU settled in stock or cash	0	119,442	119,442	0	0	496,896
Stock Options	0	3,935	3,935	0	0	3,935
Cash settlement of PSUs (2)	0	0	0	0	0	0
Cash settlement of Deferred Income Plan	52,614	52,614	52,614	52,614	52,614	52,614
Pension benefit (3)	360,624	360,624	180,312	360,624	360,624	360,624
Savings Plan benefit	133,921	133,921	133,921	133,921	133,921	133,921
Other benefits (4)	0	0	0	0	0	19,784
Tax gross -up	0	0	0	0	0	0

Sub-Total	$725,159	$848,536	$668,224	$547,159	$1,205,159	$1,725,774
Less: accumulated deferred income plan and vested pension and savings plan benefits	(547,159)	(547,159)	(547,159)	(547,159)	(547,159)	(547,159)

Amount Triggered due to Termination	$178,000	$301,377	$121,065	$0	$658,000	$1,178,615

E. Robert Lupone

	Voluntary	Disability	Death	For Cause	Not For Cause	Change in Control(1)
Annual Incentive / Severance	$445,000	$445,000	$445,000	$0	$1,495,000	$1,495,000
RSU settled in stock or cash	0	251,234	251,234	0	0	1,083,736
Stock Options	0	0	0	0	0	0
Cash settlement of PSUs (2)	0	168,438	168,438	0	168,438	505,313
Cash settlement of Deferred Income Plan	0	0	0	0	0	0
Pension benefit (3)	0	0	0	0	0	0
Savings Plan benefit	38,526	76,587	76,587	38,526	38,526	76,587
Other benefits (4)	0	0	0	0	0	19,784
Tax gross -up	0	0	0	0	0	0

Sub-Total	$483,526	$941,259	$941,259	$38,526	$1,701,964	$3,180,420
Less: accumulated deferred income plan and vested pension and savings plan benefits	(38,526)	(38,526)	(38,526)	(38,526)	(38,526)	(38,526)

Amount Triggered due to Termination	$445,000	$902,733	$902,733	$0	$1,663,438	$3,141,894

(1)	Amounts reported in the “Change in Control” column for stock options, RSUs and PSUs are provided upon a Change in Control, and all other amounts are provided only upon a “not for cause” termination in connection with a Change in Control.

(2)	Potential PSU payouts have been calculated assuming that the 2011-2013 PSU cycle will be paid at 103.5% of target, and the 2012-2014 PSU cycle at 80.0% of target. These figures are based on actual Company performance against goals for 2011 and 2012, and target Company performance against goals for 2013 and 2014. In addition, the figures assume median total shareholder return performance.

(3)	Potential pension benefits have been calculated assuming (a) a discount rate of 4.25%; and (b) a normal retirement age of 65 for all NEOs.

(4)	Includes (a) health and welfare benefits for each NEO, and (b) outplacement assistance for one year (administrative assistant, office space, office equipment) for Mr. Donnelly under the “Change in Control” scenario.

Named Executive Officer Who Terminated Employment During 2012

For John D. Butler who left the Company during 2012, the following table shows payments made or expected to be made to him under existing agreements, plans or other arrangements, under the scenario applicable to his actual termination from employment with the Company. Certain figures presented below represent an estimate as of December 29, 2012, of the amounts payable under his separation arrangement. Certain of the actual amounts have not yet been determined and, in some cases where amounts are dependent upon share value, may vary significantly as a result of changes in our share price between December 29, 2012 (the date of the table) and the date or dates used for calculation of the payment due.

Type of Compensation
Annual Incentive	$180,491
RSUs settled in stock or cash(1)	484,768
Stock Options(2)	298,066
Cash settlement of PSUs(3)	662,225
Cash settlement of Deferred Income Plan	16,886,909
Pension benefit	15,339,697
Savings Plan benefit	823,844
Other benefits(4)	2,343,441
Survivor Death Benefit	536,228

Sub-Total	$37,555,669
Less: vested pension and savings plan benefits, accumulated deferred compensation and vested equity	(35,212,228)

Amount Triggered due to Termination	$2,343,441

(1)	Amounts are based on the common stock price on the date of distribution.

(2)	Amounts reflect the intrinsic value of outstanding options not yet exercised, assuming exercise at the end of the fiscal year.

(3)	Potential PSU payouts have been calculated assuming that the 2011-2013 PSU cycle will be paid at 103.5% of target. These figures are based on actual Company performance against goals for 2011 and 2012, and target Company performance against goals for 2013.

(4)	This amount was paid in accordance with Mr. Butler’s separation letter and was intended to represent the difference between Mr. Butler’s retirement occurring on July 1, 2012 rather than on December 31, 2012, including (i) a payment of $631,073 representing annual incentive compensation and long term incentive compensation value that would have been earned if he had retired six months later, (ii) an additional $1,646,368 in pension value that would have accrued if his employment had continued for those six months and (iii) $66,000 of company contributions which would have been made to deferred compensation plans.

Equity Compensation Plan Information

The following table sets forth certain information, as of the end of Textron’s 2012 fiscal year, for all Textron compensation plans previously approved by shareholders. There are no compensation plans not previously approved by shareholders.

Plan category	(a)		(b)		(c)
	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by shareholders	10,194,000	(1)	$27.98	(2)	8,547,374	(3)
Equity compensation plans not approved by shareholders	N/A		N/A		N/A
Total	10,194,000		$27.98		8,547,374

(1)	Includes 710,000 unvested shares that may be issued under previously granted RSUs.

(2)	This value reflects the weighted average exercise price of outstanding stock options only.

(3)	Consists of shares remaining available for issuance under the Textron Inc. 2007 Long-Term Incentive Plan that may be issued pursuant to stock options, stock appreciation rights, performance stock, restricted stock, RSUs and other awards, provided that no more than 2,252,045 shares may be issued pursuant to awards other than stock options and stock appreciation rights.

Evaluation of Risk in Compensation Plans

In addition to the Company’s incentive compensation arrangements applicable to senior executives throughout the enterprise, the Company’s business units maintain incentive compensation plans and programs in which business unit employees below the senior executive level participate (such as sales incentive plans and incentive programs linked to safety and customer service, etc.). Textron’s management reviews these business unit incentive compensation plans and programs as they relate to risk management practices and risk-taking incentives.

Transactions with Related Persons

Since the beginning of Textron’s 2012 fiscal year, there have been no transactions and there are no currently proposed transactions, in which Textron was or is to be a participant and the amount involved exceeds $120,000 and in which any related person had or will have a direct or indirect material interest, except that on November 1, 2007, Wooster Capital, LLC, which is wholly-owned by Mr. Ford, who retired as a Textron director in April 2012, entered into an agreement to purchase a 6.25% interest in a Cessna Sovereign from CitationAir (formerly CitationShares), a Textron company. The Agreement, pursuant to which Wooster Capital paid $975,290 upon signing, was for a five-year term which expired on October 31, 2012. The Agreement provided for monthly fuel payments which were reconciled annually with actual expenses incurred; during 2012 payments made by Wooster Capital totaled $276,408. Upon expiration, consistent with CitationAir’s standard agreement terms, the Agreement provided for the repurchase by CitationAir of the aircraft interest for which CitationAir paid Wooster Capital the amount of $439,874, net of an $18,975 expense reconciliation.

On April 25, 2011, Textron entered into a Hangar License and Services Agreement with our CEO’s limited liability company (LLC). Under this agreement, Mr. Donnelly’s LLC subleases a portion of Textron’s leased hangar space for his personal airplane. The agreement also provides that the Company will provide certain aircraft maintenance and other services for Mr. Donnelly’s airplane. Fees for hangar space, maintenance, fuel and all other services are set at market rates, and Mr. Donnelly fully reimburses the Company at such market rates. During 2012, these costs totalled $40,337.

In addition, the Nominating and Corporate Governance Committee has approved Mr. Donnelly’s occasional use of his personal airplane for business travel and has adopted a policy which sets forth regulatory, safety, insurance and other requirements applicable to use of personal aircraft by executives for business purposes. The policy provides for reimbursement of only direct operating expenses to the executive, subject to a cap of $50,000 annually. During 2012, these expenses totalled $9,663.

Under Textron’s Corporate Governance Guidelines and Policies, all related party transactions are subject to approval or ratification by the Nominating and Corporate Governance Committee. Related party transactions, referred to as “Interested Transactions with Related Parties” under the Guidelines, are generally defined as any transaction, arrangement or relationship or series of similar transactions, arrangements or relationships (including any indebtedness or guarantee of indebtedness) where the Company is a participant, in which the aggregate amount involved since the beginning of the Company’s last fiscal year exceeds or is expected to exceed $100,000 and an executive officer, director, nominee or greater than 5% beneficial holder or immediate family member of any of the foregoing has or will have a direct or indirect interest (other than solely as a result of being a director or a less than 10% beneficial owner of another entity). In determining whether to approve or ratify such a transaction, the committee takes into account, among other factors it deems appropriate, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction.

ADVISORY VOTE TO APPROVE TEXTRON’S EXECUTIVE COMPENSATION

The Board has adopted a policy providing for an annual “say-on-pay” advisory vote. In accordance with this policy and Section 14A of the Securities Exchange Act of 1934, as amended, and as a matter of good corporate governance, we are providing our shareholders with an advisory (nonbinding) vote to approve the compensation of our named executive officers as disclosed in this proxy statement. This vote is advisory only, and it is not binding on Textron or on our Board of Directors. Although the vote is non-binding, the Organization and Compensation Committee (the “Committee”) and the Board will carefully consider the outcome of the vote when making future compensation decisions.

Textron’s compensation philosophy is to establish target compensation based on the median of a talent peer group and to tie a substantial portion of our executives’ compensation to performance against objective business goals and stock price performance. This approach helps us to recruit and retain talented executives, incentivizes our executives to achieve desired business goals and aligns their interests with the interests of our shareholders. For a full discussion of our executive compensation programs and 2012 compensation decisions made by the Committee, see “Compensation Discussion and Analysis” beginning on page 18.

Textron’s Board of Directors believes that the Company’s executive compensation program is working to align management’s interests with those of our shareholders to support long-term value creation. Accordingly, Textron shareholders are being asked to vote “FOR” the following advisory resolution at the annual meeting:

“RESOLVED, that the shareholders approve the Company’s compensation of its named executive officers, as disclosed in the Proxy Statement for the 2013 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis and the compensation tables regarding named executive officer compensation, together with the accompanying narrative disclosure.”

Unless the Board modifies its policy on the frequency of future say-on-pay advisory votes, the next say-on-pay advisory vote will be held at the 2014 Annual Meeting of Shareholders.

Recommendation of the Board of Directors

The Board of Directors recommends that you vote “FOR” the resolution approving the Company’s executive compensation (Item 2 on the proxy card).

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

The Audit Committee has appointed the firm of Ernst & Young LLP to audit Textron’s consolidated financial statements for 2013, but as a matter of good corporate governance the Board is asking shareholders to ratify the appointment of Ernst & Young LLP as independent registered public accounting firm for 2013. If shareholders do not ratify the appointment, the Audit Committee will reconsider its selection. A representative or representatives of Ernst & Young LLP will be present at the annual meeting, will have the opportunity to make a statement and will be available to respond to appropriate questions.

Fees to Independent Auditors

The following table presents fees billed for professional services rendered by Ernst & Young LLP for the audit of Textron’s annual financial statements, the reviews of the financial statements in Textron’s Forms 10-Q, and other services in connection with statutory and regulatory filings and engagements for 2011 and 2012 and fees billed in 2011 and 2012 for audit-related services, tax services and all other services rendered by Ernst & Young LLP.

	2011	2012
Audit Fees	$7,285,000	$7,213,000
Audit-Related Fees(1)	501,000	529,000
Tax Fees(2)	144,000	134,000
All Other Fees	0	0

Total Fees	$7,930,000	$7,876,000

(1)	Audit-related fees include fees for employee benefit plan audits, due diligence relating to acquisitions and dispositions, attest services not required by statute or regulation, and consultations concerning financial accounting and reporting matters not classified as audit.

(2)	Tax fees include fees for tax services relating to consultations, compliance and dispositions.

Under the Audit and Non-Audit Services Pre-Approval Policy adopted by the Audit Committee, all audit and non-audit services to be performed by the independent auditor for Textron require pre-approval by the Audit Committee. The Audit Committee may delegate pre-approval authority to one or more of its members. Any pre-approvals pursuant to delegated authority shall be reported to the Audit Committee at its next scheduled meeting. The Audit Committee cannot delegate pre-approval authority to management.

All audit-related services, tax services and other services for 2012 were pre-approved by the Audit Committee, which determined that such services would not impair the independence of the auditor and are consistent with the Securities and Exchange Commission’s rules on auditor independence.

The Board of Directors recommends a vote “FOR” ratification of the appointment by the Audit Committee of Ernst & Young LLP (Item 3 on the proxy card).

SHAREHOLDER PROPOSAL RELATING TO INDEPENDENT BOARD CHAIRMAN

Mr. Kenneth Steiner of 14 Stoner Ave., 2M, Great Neck, NY 11021, owner of 4,000 shares of our common stock, has given notice of his designation of John Chevedden as his proxy to introduce the following resolution at the annual meeting. The shareholder proposal and supporting statement appear as received by us. Following the shareholder proposal is our response.

Proposal 4 — Independent Board Chairman

RESOLVED: Shareholders request that our board of directors adopt a policy that, whenever possible, the chairman of our board of directors shall be an independent director. An independent director is a director who has not previously served as an executive officer of our Company. This policy should be implemented so as not to violate any contractual obligations in effect when this resolution is adopted. The policy should also specify how to select a new independent chairman if a current chairman ceases to be independent between annual shareholder meetings. To foster flexibility, this proposal gives the option of being phased in and implemented when our next CEO is chosen.

When our CEO is our board chairman, this arrangement can hinder our board’s ability to monitor our CEO’s performance. Many companies already have an independent Chairman. An independent Chairman is the prevailing practice in the United Kingdom and many international markets. This proposal topic won 50%-plus support at three major U.S. companies in 2012 including 55%-support at Sempra Energy.

This proposal should also be evaluated in the context of our Company’s overall corporate governance as reported in 2012:

GMI/The Corporate Library, an independent investment research firm expressed concern for our Executive Pay — $12 million for our CEO Scott Donnelly. GMI said Mr. Donnelly’s pension increase and non-qualified deferred pay of $1.4 million exceeded his base salary by more than 46%. In fact, Chief Human Resources Officer John Butler’s pension increase of $2.2 million was more than that of our CEO. Because such pay was not tied directly to company performance, it was difficult to justify in terms of shareholder value.

In addition, long-term incentive pay was provided through three means—cash-settled performance share units (PSU), restricted stock units (RSU) and market-priced stock options. Cash-based long-term incentive pay does nothing to tie executive performance to long-term shareholder value. Both RSU’s and market-priced stock options simply vest over time. To be effective, any equity pay given as a long-term incentive should include performance-vesting criteria. Moreover, in addition to the annual long-term incentive grants, Mr. Donnelly realized $8.8 million from the vesting of equity awards. Finally, our CEO had a potential $39 million entitlement following a change in control.

An independent Chairman policy can strengthen the integrity of our Board. Please encourage our board to respond positively to this proposal to protect shareholder value:

Independent Board Chairman — Proposal 4

Our Response to the Shareholder Proposal

The Board of Directors recommends a vote AGAINST this shareholder proposal.

The Board believes that the proposal is contrary to the best interests of Textron and its shareholders. For the reasons discussed below, the Board recommends that shareholders vote AGAINST the proposal.

This proposal requests that Textron’s Board of Directors establish a permanent policy that “whenever possible” the chairman of the Board be an independent director who has not previously served as an executive officer of the company. The Board believes that it is in the best interests of Textron and its shareholders for the Board to retain the flexibility to determine the most appropriate leadership structure for the Board at any given time. Adoption of a prospective policy which would unnecessarily restrict the flexibility of Textron’s Board in the future with regard to its leadership structure would be a disservice to shareholders.

Textron’s Corporate Governance Guidelines and Policies currently provide that, at least once every two years, the Board reviews whether having the positions of Chairman and CEO combined best serves the interests of Textron and its shareholders. The Board diligently undertakes this regular review and continues to conclude that combining the positions of Chairman and CEO is the most effective leadership structure for Textron’s Board and best serves the interests of the Company and its shareholders. As described under “The Board of Directors – Leadership Structure” above, this is because the Board believes that the CEO, with his extensive knowledge of the Company’s businesses and full time focus on the business affairs of the Company, makes a more effective Chairman than an independent director, especially given the size and multi-industry nature of the Company’s business.

The Board believes that the Company’s corporate governance structure, with its strong emphasis on Board independence, ensures effective oversight of the company’s management by independent directors regardless of whether there is an independent chairman. Specifically, all of Textron’s directors other than the CEO are independent under the listing standards of the New York Stock Exchange and the criteria set forth in Textron’s Corporate Governance Guidelines and Policies. In addition, each of the Audit, Nominating and Corporate Governance, and Organization and Compensation Committees is comprised solely of independent directors.

Moreover, Textron’s independent directors annually designate a director to serve as Lead Director from among the chairs of the Board’s committees. The Lead Director is assigned clearly defined and expansive duties, including (i) presiding at all meetings of the Board at which the Chairman is not present, including all executive sessions of the Board, (ii) serving, when needed, as liaison between the CEO and the independent directors, (iii) identifying, together with the CEO, key strategic direction and operational issues upon which the Board’s annual core agenda is based, (iv) discussing agenda items and time allocated for agenda items with the CEO prior to each Board meeting, including the authority to make changes and approve the agenda for the meeting, (v) determining the type of information to be provided to the directors for each scheduled Board meeting, (vi) convening additional executive sessions of the Board, (vii) determining to meet with Textron shareholders, as appropriate, after consultation with the CEO and General Counsel, and (viii) such other functions as the Board may direct. The Nominating and Corporate Governance Committee reassesses on an annual basis the continuing effectiveness of the role of Lead Director and continues to conclude that the role serves Textron well.

The Board also does not believe that the company’s current leadership structure hinders the Board’s ability to monitor the CEO’s performance, contrary to what the proponent suggests. As noted above, all of Textron’s directors other than the CEO are independent, and the Board meets in executive session without management present at each regularly scheduled Board meeting. Additional executive sessions may be convened at any time at the request of a director, and, in such event, the Lead Director presides. The Corporate Governance Guidelines and Policies require a formal annual evaluation of the CEO’s performance by all non-management directors. This evaluation is used by the Organization and Compensation Committee as a basis to recommend the CEO’s compensation. The independent directors have ample opportunity to, and regularly do, both formally and informally monitor and assess the performance of the CEO.

The Board believes that the decision of whether the roles of chairman and CEO should be combined is an ongoing responsibility of the Board, and it should retain the flexibility to regularly reevaluate the most appropriate structure. If and when the Board deems it to be in the best interests of the Company and its shareholders, the Board has the ability to change its leadership structure. Adopting a preemptive policy which prescribes a particular leadership structure deprives future Boards of the ability to exercise their fiduciary duty to determine their appropriate leadership structure based upon prevailing circumstances.

Accordingly, the Board of Directors recommends a vote AGAINST this proposal (Item 4 on the proxy card).

OTHER MATTERS TO COME BEFORE THE MEETING

The Board of Directors does not know of any matters which will be brought before the meeting other than those specifically set forth in the notice thereof. If any other matter properly comes before the meeting, it is intended that the persons named in and acting under the enclosed form of proxy or their substitutes will vote thereon in accordance with their best judgment.

SHAREHOLDER PROPOSALS AND OTHER MATTERS FOR 2014 ANNUAL MEETING

Shareholder proposals to be considered for inclusion in the proxy statement and form of proxy relating to the 2014 annual meeting of shareholders under Rule 14a-8 under the Securities Exchange Act of 1934, as amended, must be received by Textron, at 40 Westminster Street, Providence, Rhode Island 02903, Attention: Executive Vice President, General Counsel and Secretary, on or before November 8, 2013.

If shareholders instead wish to bring other business before a shareholder meeting, timely notice must be received by Textron in advance of the meeting. Under Textron’s Amended and Restated By-Laws, such notice must be received not less than 90 nor more than 150 days before the anniversary date of the immediately preceding annual meeting of shareholders or, between November 25, 2013 and January 24, 2014, for the 2013 annual meeting (but if the annual meeting is called for a date that is more than 30 days before or more than 60 days after the anniversary date, then the notice must be received no later than the close of business on the 90th day before the date of the annual meeting or 10 days after public disclosure of the meeting is first made, whichever occurs later). The notice must include the information required by our By-Laws. These requirements are separate from the requirements a shareholder must meet to have a proposal included in Textron’s proxy statement under Rule 14a-8. These time limits also apply to nominations submitted by shareholders under our By-Laws and in determining whether notice is timely for purposes of rules adopted by the Securities and Exchange Commission relating to the exercise of discretionary voting authority by Textron.

DELIVERY OF DOCUMENTS TO SHAREHOLDERS SHARING AN ADDRESS

The broker, bank or other nominee for any shareholder who is a beneficial owner, but not the record holder, of the Company’s shares may deliver only one copy of the Company’s proxy statement and annual report to multiple shareholders who share the same address, unless that broker, bank or other nominee has received contrary instructions from one or more of the shareholders. The Company will deliver promptly, upon written or oral request, a separate copy of the proxy statement and annual report to a shareholder at a shared address to which a single copy of the documents was delivered. A shareholder who wishes to receive a separate copy of the proxy statement and annual report, now or in the future, should submit their request to the Company by telephone at (401) 457-2353 or by submitting a written request to the Secretary at Textron Inc., 40 Westminster Street, Providence, Rhode Island 02903. Beneficial owners sharing an address who are receiving multiple copies of proxy materials and annual reports and wish to receive a single copy of such materials in the future will need to contact their broker, bank or other nominee to request that only a single copy of each document be mailed to all shareholders at the shared address in the future.

By order of the Board of Directors,

E. Robert Lupone

Executive Vice President, General Counsel and

Secretary

March 8, 2013

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, PLEASE VOTE YOUR PROXY VIA INTERNET OR TELEPHONE (SEE ENCLOSED PROXY CARD) OR FILL IN, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY CARD IN THE ENVELOPE PROVIDED.

	ANNUAL MEETING OF SHAREHOLDERS OF TEXTRON INC. Wednesday, April 24, 2013, 11:00 a.m. EDT Providence Biltmore Hotel 11 Dorrance Street Providence, Rhode Island 1	¢

TEXTRON INC.

Proxy Solicited on Behalf of the Board of Directors for Annual Meeting of Shareholders, April 24, 2013

The undersigned hereby appoint(s) Scott C. Donnelly, Frank T. Connor and E. Robert Lupone, or any one of them, attorneys with full power of substitution and revocation to each, for and in the name of the undersigned with all the powers the undersigned would possess if personally present, to vote the shares of the undersigned in Textron Inc. as indicated on the proposals referred to on the reverse side hereof at the annual meeting of its shareholders to be held on Wednesday, April 24, 2013, and at any adjournments thereof, and in their or his discretion upon any other matter which may properly come before said meeting.

This card also constitutes voting instructions to the trustees under the Textron savings plans to vote, in person or by proxy, the proportionate interest of the undersigned in the shares of Common Stock of Textron Inc. held by the trustees under the plans, as described in the proxy statement.

(Continued and to be signed on the reverse side)

COMMENTS:

¢	14475	¢

ANNUAL MEETING OF SHAREHOLDERS OF

TEXTRON INC.

Wednesday, April 24, 2013, 11:00 a.m. EDT

Providence Biltmore Hotel

11 Dorrance Street

Providence, Rhode Island

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 24, 2013

The Company’s Proxy Statement for the 2013 Annual Meeting of Shareholders, the Annual Report to Shareholders for the fiscal year ended December 29, 2012 and the Company’s Annual Report on Form 10-K for the fiscal year ended December 29, 2012 are available at www.textron.com/Investor Relations—Annual Report & Proxy Materials.

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

i Please detach along perforated line and mail in the envelope provided. i

¢	00033333333333333000 7	042413

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE NOMINEES LISTED BELOW,

“FOR” PROPOSALS 2 AND 3, AND “AGAINST” PROPOSAL 4.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE   ☒

This proxy, when properly signed, will be voted as directed by the undersigned shareholder(s). If no direction is made, this proxy will be voted FOR the nominees listed herein, FOR proposals 2 and 3 and AGAINST proposal 4 or if the card constitutes voting instructions to a savings plan trustee, the trustee will vote as described in the proxy statement.

TO INCLUDE ANY COMMENTS, USE THE COMMENTS BOX ON THE REVERSE SIDE OF THIS CARD.

IMPORTANT NOTICE

YOUR VOTE IS IMPORTANT. PLEASE SIGN, DATE AND RETURN YOUR PROXY AS SOON AS POSSIBLE. BY DOING SO, YOU MAY SAVE TEXTRON THE EXPENSE OF ADDITIONAL SOLICITATION.

		The Board of Directors recommends that you vote “FOR” the following proposals:			FOR	AGAINST	ABSTAIN
		1.	Election of Directors		☐	☐	☐
			01)	Scott C. Donnelly
			02)	Kathleen M. Bader	☐	☐	☐
			03)	R. Kerry Clark	☐	☐	☐
			04)	James T. Conway	☐	☐	☐
			05)	Ivor J. Evans	☐	☐	☐
			06).	Lawrence K. Fish	☐	☐	☐
			07)	Paul E. Gagné	☐	☐	☐
			08)	Dain M. Hancock	☐	☐	☐
			09)	Lord Powell of Bayswater KCMG	☐	☐	☐
			10)	Lloyd G. Trotter	☐	☐	☐
			11)	James L. Ziemer	☐	☐	☐
		2.	Approval of the advisory (non-binding) resolution to approve executive compensation.		☐	☐	☐
		3.	Ratification of appointment of independent registered public accounting firm.		☐	☐	☐
The Board of Directors recommends that you vote “AGAINST” the following shareholder proposal:
		4.	Shareholder proposal to require the company		☐	☐	☐
To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐		to have, whenever possible, an independent chairman of the board who has not previously served as an executive officer of the company.

Signature of Stockholder	Date:	Signature of Stockholder	Date:

¢	Note:

Please sign exactly as your name or names appear on this proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If the signer is a partnership, please sign in partnership name by authorized person.

¢

ANNUAL MEETING OF SHAREHOLDERS OF

TEXTRON INC.

Wednesday, April 24, 2013, 11:00 a.m. EDT

Providence Biltmore Hotel

11 Dorrance Street

Providence, Rhode Island

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page, and use the Company Number and Account Number shown on your proxy card.

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from outside the United States from any touch-tone telephone and follow the instructions. Have your proxy card available when you call and use the Company Number and Account Number shown on your proxy card.

Vote online/by phone until 11:59 p.m. EDT the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

COMPANY NUMBER
ACCOUNT NUMBER

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 24, 2013. The Company’s Proxy Statement for the 2013 Annual Meeting of Shareholders, the Annual Report to Shareholders for the fiscal year ended December 29, 2012 and the Company’s Annual Report on Form 10-K for the fiscal year ended December 29, 2012 are available at www.textron.com/Investor Relations—Annual Report & Proxy Materials.

i   Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.  i

¢	00033333333333333000 7	042413

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE NOMINEES LISTED BELOW,

“FOR” PROPOSALS 2 AND 3, AND “AGAINST” PROPOSAL 4.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE:  ☒

This proxy, when properly signed, will be voted as directed by the undersigned shareholder(s). If no direction is made, this proxy will be voted FOR the nominees listed herein, FOR proposals 2 and 3 and AGAINST proposal 4 or if the card constitutes voting instructions to a savings plan trustee, the trustee will vote as described in the proxy statement.

TO INCLUDE ANY COMMENTS, USE THE COMMENTS BOX ON THE REVERSE SIDE OF THIS CARD.

ELECTRONIC ACCESS TO FUTURE DOCUMENTS

If you would like to receive future shareholder communications electronically exclusively, and no longer receive any material by mail please visit http://www.amstock.com. Click on Shareholder Account Access to enroll. Please enter your account number and tax identification number to log in, then select Receive Company Mailings via E-Mail and provide your e-mail address.

If you vote by telephone or through the Internet, please DO NOT mail back this proxy card.

IMPORTANT NOTICE

YOUR VOTE IS IMPORTANT. PLEASE SIGN, DATE AND RETURN YOUR PROXY, OR SUBMIT YOUR VOTE BY INTERNET OR BY TELEPHONE AS SOON AS POSSIBLE. BY DOING SO, YOU MAY SAVE TEXTRON THE EXPENSE OF ADDITIONAL SOLICITATION.

		The Board of Directors recommends that you vote “FOR” the following proposals:			FOR	AGAINST	ABSTAIN
		1.	Election of Directors
			01)	Scott C. Donnelly	☐	☐	☐
			02)	Kathleen M. Bader	☐	☐	☐
			03)	R. Kerry Clark	☐	☐	☐
			04)	James T. Conway	☐	☐	☐
			05)	Ivor J. Evans	☐	☐	☐
			06).	Lawrence K. Fish	☐	☐	☐
			07)	Paul E. Gagné	☐	☐	☐
			08)	Dain M. Hancock	☐	☐	☐
			09)	Lord Powell of Bayswater KCMG	☐	☐	☐
			10)	Lloyd G. Trotter	☐	☐	☐
			11)	James L. Ziemer	☐	☐	☐
		2.	Approval of the advisory (non-binding) resolution to approve executive compensation.		☐	☐	☐
		3.	Ratification of appointment of independent registered public accounting firm.		☐	☐	☐
The Board of Directors recommends that you vote “AGAINST” the following shareholder proposal:
		4.	Shareholder proposal to require the company
To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐		to have, whenever possible, an independent chairman of the board who has not previously served as an executive officer of the company.		☐	☐	☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

¢	Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.	¢